UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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PRA GROUP, INC.

(Name of Registrant as Specified In Its Charter)

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About PRA Group, Inc.

Headquartered in Norfolk, Virginia and incorporated in Delaware, we are a global financial and business services company with operations in the Americas, Europe and Australia. Our primary business is the purchase, collection and management of portfolios of nonperforming loans. The accounts we purchase are primarily the unpaid obligations of individuals owed to credit grantors, which include banks and other types of consumer, retail and auto finance companies. We purchase portfolios of nonperforming loans at a discount in two broad categories: Core and Insolvency. Our Core operation specializes in purchasing and collecting nonperforming loans, which we purchased because either the credit grantor and/or other third-party collection agencies have been unsuccessful in collecting the full balance owed. Our Insolvency operation consists primarily of purchasing and collecting on nonperforming loan accounts where the customer is involved in a bankruptcy proceeding or the equivalent in some European countries. We also provide fee-based services on class action claims recoveries and by servicing of consumer bankruptcy accounts in the United States (“U.S.”). For more information about our business, please refer to our Annual Report on Form 10-K for the year ended December 31, 2019 as filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 2, 2020. The information contained on, or that can be accessed through our website, including any document referenced in this Proxy Statement, is not, and shall not be deemed to be, a part of this Proxy Statement.

 Notice of Annual Meeting of Stockholders

DATE:	Thursday, June 11, 2020
TIME:	9:30 a.m., Eastern Time
LOCATION:	Virtual Meeting at www.viewproxy.com/PRAgroup/2020/VM

  FELLOW STOCKHOLDERS:

You are cordially invited to attend the PRA Group, Inc. (the “Company”) 2020 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, June 11, 2020 beginning at 9:30 a.m. Eastern Time. Due to the challenges posed by the coronavirus (COVID-19) outbreak and our desire to protect the safety and welfare of our stockholders, directors and employees, the Annual Meeting will be held in virtual format only. Instructions on how to access and participate in the Annual Meeting are provided under “Instructions for the Virtual Annual Meeting” on page 2 of the enclosed Proxy Statement.

At the Annual Meeting, stockholders will be asked to vote on the following items:

•	Amendment of the Company’s Fourth Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) to declassify the Board of Directors;

•	Election of the four nominees named in the accompanying Proxy Statement to the Board of Directors for the term specified;

•	Amendment of the Certificate of Incorporation to remove provisions related to the director nomination process;

•	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2020;

•	Approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers; and

•	Any other business that may properly come before the Annual Meeting and any adjournments or postponements thereof.

Stockholders of record as of the close of business on April 14, 2020 are entitled to receive notice of, and to vote during, the Annual Meeting. Included in these materials are the Proxy Statement and the Company’s 2019 Annual Report to Stockholders, which are first being made available to stockholders on or about April 29, 2020. If you received printed copies of the proxy materials, you also received a proxy card or voting instruction form.

Every vote is important and valued by the Company. Therefore, we encourage you to vote your shares through the internet, by phone or, if you received a printed copy of the proxy card, by mail, using the instructions provided below even if you plan to attend the Annual Meeting.

By Order of the Board of Directors,

Steven D. Fredrickson	LaTisha Owens Tarrant
Chairman	Corporate Secretary

April 29, 2020

YOU CAN VOTE IN ONE OF FOUR WAYS

Visit www.AALvote.com/PRAA to vote VIA THE INTERNET	If you received printed proxy materials, sign, date and return your proxy card in the envelope provided to vote BY MAIL

Call (866) 804-9616 to vote BY TELEPHONE	Attend the Annual Meeting virtually and vote via the link provided.

Important notice regarding the availability of proxy materials for the Annual Meeting of Stockholders to be held on June 11, 2020: The Company’s Proxy Statement and 2019 Annual Report to stockholders are available at www.viewproxy.com/PRAGroup/2020.

PRA Group, Inc.

2020 Proxy Statement

2020 Proxy Statement  |  PRA Group

Proxy Summary

This summary highlights certain information contained elsewhere in the Proxy Statement but does not contain all information that you should consider prior to casting your vote. Therefore, you should read the entire Proxy Statement carefully before voting.

Annual Meeting

Date and Time:	Thursday, June 11, 2020 at 9:30 a.m. Eastern Time

Location:	Virtual Meeting at www.viewproxy.com/PRAgroup/2020/VM

Record Date:	April 14, 2020

Voting Matters and Board Vote Recommendations

	Agenda Item	Board Vote Recommendation	Page Reference

Proposal 1:	Amend the Certificate of Incorporation to declassify the Board.	FOR	10

Proposal 2:	Elect Danielle M. Brown, Marjorie M. Connelly, James A. Nussle and Scott M. Tabakin as directors for the term specified.	FOR	11

Proposal 3:	Amend the Certificate of Incorporation to remove provisions related to the director nomination process.	FOR	16

Proposal 4:	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2020.	FOR	17

Proposal 5:	Advisory vote to approve the compensation of our named executive officers.	FOR	20

Corporate Governance Highlights

•	A substantial majority of our Board is independent (9 of 11 directors) and all Board Committees are comprised solely of independent directors.

•	The roles of Chairman of the Board and Chief Executive Officer (“CEO”) are separate.

•	We have a Lead Independent Director who, among other responsibilities, presides over executive sessions of our independent directors, which occur at each in-person Board meeting.

•	Our stockholders have the right to call special meetings.

•	We have stock ownership guidelines that apply to our directors and executive officers in order to align their interests with the interests of our stockholders.

•	Our Board and all Board Committees conduct annual performance evaluations.

•	All incentive compensation for our executive officers is subject to recoupment (or clawback) by the Company in the event of a restatement, to comply with applicable law or if the executive officer violates restrictive covenants included in the officer’s equity award or employment agreement.

•	Our directors, executive officers and employees are prohibited from engaging in short sales and hedging transactions and may not pledge our common stock.

2020 Proxy Statement  |  PRA Group    i

Director Dashboard

The Company is led by directors whose qualifications, experience and backgrounds support the effective oversight of the Company’s business and affairs, further the strategic goals of the Company and provide valued guidance to management. The charts below reflect key data about our Board.

Director Qualifications

Investor Outreach and Engagement

We value input from our stockholders on our business and communicate regularly with them to better understand their perspectives. Throughout 2019, our CEO, Chief Financial Officer (“CFO”), and Vice President of Investor Relations engaged with our investors to discuss the Company, its financial performance and other relevant matters and to address any questions or concerns. We also communicate with our stockholders through other avenues, including our SEC filings, news releases and website. In addition, we hold quarterly conference calls to discuss our financial results, which are attended by our investors and open to the public.

ii    PRA Group  |   2020 Proxy Statement

Company Performance Highlights

•	Cash collections, which are collections on our owned finance receivables portfolios, were $1.84 billion in 2019, compared to $1.63 billion in 2018.

•	Total revenues were $1.02 billion in 2019, compared to $908.3 million in 2018.

•	Total operating expenses were $745.4 million in 2019, compared to $689.6 million in 2018.

•	Net income attributable to the Company was $86.2 million in 2019, compared to $65.6 million in 2018.

•	Portfolio acquisitions were $1.29 billion in 2019, compared to $1.12 billion in 2018.

•	Estimated remaining collections, which is the sum of all future projected cash collections on our owned finance receivables portfolios, increased to $6.75 billion at the end of 2019 from $6.14 billion at the end of 2018.

GREW CASH COLLECTIONS 13% TO $1.84B	TOTAL REVENUE INCREASED 12% TO $1.02B	$1.29B IN PORTFOLIOS ACQUISITIONS	ESTIMATED REMAINING COLLECTIONS INCREASED $611.1M FROM YEAR-END 2018

2020 Proxy Statement  |  PRA Group    iii

Compensation Highlights

At our 2019 Annual Meeting of Stockholders (“2019 Annual Meeting”), our stockholders approved by 97% of the votes cast, on a non-binding advisory basis, the 2018 compensation of our CEO, CFO, and three other most highly compensated executive officers. Considering the favorable results of this vote, the Compensation Committee did not make substantial changes to our 2019 executive compensation program for our CEO, CFO and three other most highly compensated executive officers named in the Summary Compensation Table on page 34 of this Proxy Statement (collectively, “Named Executive Officers” or “NEOs”). The table below summarizes the total direct compensation earned by our NEOs for 2019.

2019 Total Direct Compensation

Named Executive Officer	Salary	Annual Bonus Award	Annual Equity Grant	2019 Total Direct Compensation
Kevin P. Stevenson President and Chief Executive Officer	$900,000	$1,305,000	$2,500,000	$4,705,000
Peter M. Graham Executive Vice President and Chief Financial Officer	$463,000	$694,500	$900,000	$2,057,500
Steven C. Roberts Executive Vice President, Global Operations Officer	$463,000	$787,100	$800,000	$2,050,100
Christopher B. Graves Executive Vice President, Global Investments & Analytics Officer	$463,000	$601,900	$700,000	$1,764,900
Martin Sjölund(1) President, PRA Group Europe	$407,417	$305,562	$500,000	$1,212,979

(1)	Mr. Sjölund’s compensation was converted to U.S. dollars from British pounds using a December 31, 2019 conversion rate of £1.00 = $1.3185.

Total direct compensation differs from total compensation shown on page 34 in the Summary Compensation Table required by the SEC in that we used the latest salary of each NEO and rounded up the Annual Equity Grant amounts to the nearest whole thousand.

CEO Compensation	All Other NEO Compensation

iv    PRA Group  |   2020 Proxy Statement

120 CORPORATE BOULEVARD

NORFOLK, VIRGINIA 23502

Proxy Statement

Annual Meeting of Stockholders

June  11, 2020

Purpose

This Proxy Statement is being made available to stockholders on or about April 29, 2020 in connection with a solicitation by the Board of Directors (“Board”) of PRA Group, Inc. (the “Company,” “we,” “us” or “our”) of proxies to be voted at the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) and any adjournments or postponements. The Annual Meeting will be held virtually on Thursday, June 11, 2020 at 9:30 a.m. Eastern Time for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

Record Date

At the close of business on April 14, 2020, which is the record date for the Annual Meeting (the “Record Date”), there were 45,540,379 shares of our common stock outstanding and entitled to vote at the Annual Meeting.

Quorum

In order for business to be conducted at the Annual Meeting, a majority of the issued and outstanding shares of our common stock entitled to vote, represented in person or by proxy, must be present. Stockholders who attend the Annual Meeting virtually will be deemed present in person. Abstentions and broker shares that include “broker non-votes” that are present and entitled to vote are counted as present for purposes of determining a quorum. See “Broker Non-Votes” on page 45 of this Proxy Statement for an explanation of what constitutes a broker non-vote.

Vote Required

Each stockholder will have one vote for each share of our common stock held as of the Record Date. Shares of our common stock represented by properly executed proxies will be voted at the Annual Meeting in accordance with the choices indicated on the proxy.

If you provide specific voting instructions, your shares will be voted as you instruct. If you vote through the internet or by phone and vote as recommended by our Board or if you sign and return your proxy card, but do not provide instructions, your shares will be voted as follows:

•	FOR the amendment of the Certification of Incorporation to declassify the Board of Directors (Proposal 1),

•	FOR the election of Danielle M. Brown, Marjorie M. Connelly, James A. Nussle and Scott M. Tabakin as directors for the term specified (Proposal 2),

•	FOR the amendment of the Certificate of Incorporation to remove provisions related to the director nomination process (Proposal 3),

•	FOR the ratification of the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for 2020 (Proposal 4), and

•	FOR the approval, on a non-binding advisory basis, of the compensation of our Named Executive Officers (Proposal 5).

Proposals 1 and 3 will be approved if a majority of the outstanding shares of our common stock entitled to vote on these matters vote in favor of the applicable proposal. Abstentions and broker non-votes will have the effect of a vote “AGAINST” the applicable proposal.

2020 Proxy Statement  |  PRA Group    1

With respect to Proposal 2, each director nominee will be elected by plurality vote.

Proposals 4 and 5 will be approved if a majority of the shares present in person or represented by proxy and entitled to vote on the matter, vote in favor of the applicable proposal. Abstentions will have the effect of a vote “AGAINST” the applicable proposal. However, broker non-votes will have no effect on the applicable proposal.

Instructions for the Virtual Annual Meeting

As a result of the coronavirus (COVID-19) outbreak, the Annual Meeting will be a completely virtual meeting. There will be no physical meeting location. However, stockholders will have the same rights and opportunities to participate in the virtual Annual Meeting as they would at an in-person meeting.

The Annual Meeting will begin at 9:30 a.m. Eastern Time on Thursday, June 11, 2020. In order to attend and participate in the Annual Meeting, including voting your shares and submitting questions, you must register at www.viewproxy.com/PRAgroup/2020 by 11:59 p.m. Eastern Time on Monday, June 8, 2020. If you are a registered holder, you must register using the virtual control number included on your proxy card (if you received a printed copy of the proxy materials). If you hold your shares beneficially through a bank, broker or other nominee, you must provide a legal proxy from your bank, broker or other nominee during registration and you will be assigned a virtual control number in order to vote your shares and submit questions during and before the Annual Meeting. If you are unable to obtain a legal proxy to vote your shares, you will still be able to attend the Annual Meeting (but will not be able to vote your shares or submit questions) so long as you demonstrate proof of stock ownership. Instructions on how to connect and participate via the internet, including how to demonstrate proof of stock ownership, are posted at www.viewproxy.com/PRAgroup/2020.

On the day of the Annual Meeting, if you have properly registered, you may enter the Annual Meeting by logging in using the password you received via email in your registration confirmation at www.viewproxy.com/PRAgroup/2020. If you encounter any difficulties accessing the Annual Meeting live audio webcast during the meeting time, please email www.viewproxy.com/PRAgroup/2020 or call (866) 612-8937.

Even if you plan to attend the live webcast of the Annual Meeting, we encourage you to vote in advance by internet, telephone or mail so that your vote will be counted in the event you later decide not to attend the virtual Annual Meeting.

2    PRA Group  |   2020 Proxy Statement

Corporate Governance

The primary responsibility of our Board is to exercise its business judgment while acting in the best interests of the Company and its stockholders. Our Board has responsibility for establishing broad corporate policies, setting strategic direction, and overseeing management, which is responsible for the daily operations of the Company. Our Board must fulfill its responsibilities consistent with its fiduciary duties to the Company and its stockholders and in compliance with applicable laws and regulations. To assist our Board with fulfilling its duties, our Board has implemented a leadership structure that supports its oversight responsibilities, created standing and ad hoc committees to formally handle duties that our Board deems significant, and adopted policies and procedures that reflect our Board’s commitment to good corporate governance, including Corporate Governance Guidelines, a Code of Conduct and a policy to approve transactions with related parties.

Board Leadership

Our Board believes that whether to have the same individual occupy the offices of Chairman of the Board and CEO should be decided by the Board, from time to time, in its business judgment after considering relevant factors, including the specific needs of the Company and what is in the best interests of the Company and its stockholders.

Currently, the roles of Chairman and CEO are separated, which our Board believes is appropriate. Separation of the roles allows Mr. Stevenson to focus on managing the daily operations of the Company in his role as CEO, while Mr. Fredrickson, in his role as Chairman, oversees our Board’s significant functions. Mr. Fredrickson has leveraged his extensive experience in the financial sector and past daily operational management experience to effectively and efficiently guide our Board by focusing its attention on issues of greatest importance to the Company and its stockholders.

Our Corporate Governance Guidelines provide that a Lead Independent Director will be selected by the independent directors whenever the individual selected to serve as Chairman of the Board is also the CEO or otherwise not independent. Lance L. Weaver currently serves as the Lead Independent Director since Mr. Fredrickson is not independent. Mr. Weaver’s duties and responsibilities as the Lead Independent Director include:

•	having the authority to call and presiding at all meetings of the independent directors,

•	consulting with the Chairman and CEO concerning the agenda for Board meetings and approving the agenda for Board meetings,

•	serving as liaison between the independent directors and the Chairman,

•	being available to advise Committee chairs in fulfilling their designated roles and responsibilities with the Board,

•	being available for consultation and direct communication with stockholders where appropriate, upon reasonable request, and

•	leading the annual evaluation of the Chairman and CEO.

Code of Conduct

Our Board has adopted a Code of Conduct, which applies to our directors and all employees of the Company, including our CEO and our CFO, who is also our principal accounting officer. Our Code of Conduct, which can be found on our website at www.pragroup.com, governs the work behavior and business relationships of the Company’s directors, officers, employees and independent third parties acting on behalf of the Company and sets forth the Company’s policies regarding ethics and standards of business conduct, including conflicts of interest and insider trading. We will disclose amendments to our Code of Conduct, as well as any waivers of the Code, on our website as permitted by SEC rules. During 2019, there were no waivers of our Code of Conduct for any director or executive officer.

Board’s Role in Risk Oversight

Our Board recognizes that the Company faces a broad range of risks, including financial, regulatory, operational, political, reputational, governance, legal and cyber, that may affect the Company’s ability to execute corporate strategies and fulfill business objectives. Our Board is responsible for overseeing the Company’s risk profile and management’s processes for assessing and managing risk, while management is responsible for daily risk management.

2020 Proxy Statement  |  PRA Group    3

Corporate Governance

Our Board has assigned to its Committees responsibility for reviewing, evaluating and making recommendations to our Board concerning important risk categories that fall within their scope of responsibility, including the following:

•

The Audit Committee receives quarterly updates from our CFO and KPMG on financial risks, compliance with reporting requirements, and internal controls. The Audit Committee also receives quarterly reports from the Company’s internal audit department on the results of internal audit activities.

•

The Compensation Committee designs the Company’s compensation programs and incentives to discourage excessive risk-taking. The Compensation Committee, with assistance from Frederic W. Cook & Co. (“FW Cook”), the Compensation Committee’s independent compensation consultant, has reviewed the Company’s compensation policies and practices for all employees, including our NEOs, as they relate to risk management practices and risk-taking incentives, and has determined that there are no risks arising from these policies and practices that are reasonably likely to have a material adverse effect on the Company.

•

The Compliance Committee oversees matters of non-financial compliance, significant legal or regulatory compliance exposure and material reports or inquiries from government or regulatory agencies. Our Chief Risk and Compliance Officer attends all meetings of the Compliance Committee and meets in executive session with the Compliance Committee at least quarterly.

Management’s role in assisting our Board with its risk oversight responsibility is critical. In order to support our Board’s risk oversight role, the Company also has a Risk Assessment and Action Committee (“RAAC”), which reviews, evaluates and reports on the processes used to identify, assess and manage risk throughout the Company. The RAAC is comprised of the Company’s executive officers and is chaired by our Chief Risk and Compliance Officer, who reports at least quarterly to the Audit Committee.

Members of senior management routinely attend Board meetings and report on their activities, including significant risks. These reports include risk considerations and discussions concerning actions and strategies for monitoring, managing and mitigating any risks identified. In addition, the Company’s Compliance Department, which reports to our Chief Risk and Compliance Officer, documents known compliance risks, assesses the sufficiency of risk identification, and recommends risk management and mitigation strategies.

Policy for Approval of Related Party Transactions

Our Board has adopted a written policy for review, approval and disclosure of transactions between the Company and directors, director nominees, executive officers, beneficial owners of more than 5% of our common stock and immediate family members of any of the foregoing (each, a “related party”). Under our Related Party Transaction Policy, the Nominating and Corporate Governance Committee must approve or ratify all related party transactions involving amounts greater than $120,000 in a calendar year and in which a related party has a direct or indirect material interest. Under the Policy, certain transactions with related parties are deemed pre-approved, such as transactions in which the related party’s interest arises solely from the person’s service as a director of another entity that is a party to the transaction, certain charitable contributions and transactions determined by competitive bids. In assessing a related party transaction, the Nominating and Corporate Governance Committee considers several factors including, the commercial reasonableness of the terms of the transaction, the materiality of the transaction to the Company and the impact of the transaction on the related party’s independence.

4    PRA Group  |   2020 Proxy Statement

Our Board and its Committees

Building Our Board

Our Board recognizes that the duties and responsibilities of a director require highly skilled individuals with diverse qualities, skills, attributes and professional experience. Our Board and the Nominating and Corporate Governance Committee consider the qualifications of directors and director candidates individually and in the broader context of our Board’s overall composition and the Company’s current and future needs. The Nominating and Corporate Governance Committee reviews potential candidates for director vacancies and recommends nominees to our Board for approval and may retain, from time to time, a third-party search firm to assist in identifying potential candidates.

Our Board and Nominating and Corporate Governance Committee have determined that there are general requirements for service on the Board that all directors must possess, including the following:

•	high integrity and ethical standards;

•	commitment to representing the long-term interests of stockholders;

•	a proven record of success in the individual’s field;

•	an understanding of, and respect for, good corporate governance practices;

•	a high degree of financial literacy;

•	experience leading complex organizations;

•	the ability to devote the time necessary to properly discharge the duties associated with serving as a director, including attending and participating in Board and Committee meetings;

•	intangible qualities such as willingness to ask difficult questions while continuing to work collegially with other directors and management; and

•	an appreciation for diversity and inclusion.

While our Board does not have a specific diversity and inclusion policy, it does consider self-identified diversity characteristics including race, ethnicity, gender, age, cultural background and professional experiences in evaluating candidates for Board membership.

Director Qualifications

In addition to the characteristics each director must possess, our Board and the Nominating and Corporate Governance Committee have identified certain qualifications, experiences, knowledge, skills and abilities that are important to be represented on our Board as a whole, in light of the Company’s current needs and business priorities. The graph below reflects the qualifications and experiences of our directors.

2020 Proxy Statement  |  PRA Group    5

Our Board and its Committees

Board Committees

The standing Committees of our Board are the Audit Committee, Compensation Committee, Compliance Committee and Nominating and Corporate Governance Committee. Each standing Committee operates pursuant to a written charter, which is available on the Investor Relations section of our website at www.pragroup.com. All members of the standing Committees are independent as defined by NASDAQ Stock Market (“NASDAQ”) listing standards and SEC rules. In addition, each member of the Compensation Committee is a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Each standing Committee has the ability to retain, at the Company’s expense, special legal, accounting or other consultants or advisors it deems necessary in the performance of its duties. Additional information concerning the standing Committees is included in the chart below.

6    PRA Group  |   2020 Proxy Statement

Our Board and its Committees

Audit Committee

Members: Marjorie M. Connelly, Chair* Vikram A. Atal* Danielle M. Brown Geir L. Olsen* Scott M. Tabakin* * Audit Committee Financial Experts

Primary Roles and Responsibilities:

●  monitors and reviews the integrity of the Company’s financial reports and monitors and provides oversight of the Company’s systems of internal controls regarding accounting and financial reporting;

●  engages and monitors the independence and performance of the Company’s independent registered public accounting firm;

●  monitors the independence and performance of the Company’s internal auditors; and

●  provides an avenue of communication between the independent auditors, management, the internal audit department and our Board.

Number of meetings held in 2019: 11

Compensation Committee

Members: John H. Fain, Chair Marjorie M. Connelly James A. Nussle Scott M. Tabakin Lance L. Weaver

Primary Roles and Responsibilities:

●  develops and oversees the implementation of the Company’s compensation philosophy with respect to its directors, CEO, other NEOs and other executive officers;

●  determines compensation for the Company’s executive officers;

●  oversees the design of the Company’s compensation program, consistent with the Company’s compensation philosophy, internal equity considerations and market practice;

●  considers compliance with applicable laws and regulations that have an impact on Company’s business when making compensation decisions to encourage the highest standards of integrity and ethical conduct; and

●  reviews compensation programs and policies for features that may encourage excessive risk taking and determine the extent to which there may be a connection between compensation and risk.

Number of meetings held in 2019: 9

Compliance Committee

Members: Vikram A. Atal, Chair Danielle M. Brown Penelope W. Kyle Geir L. Olsen

Primary Roles and Responsibilities:

●  oversees the Company’s implementation of compliance programs, policies and procedures that are designed to be responsive to the various compliance and regulatory risks facing the Company; and

●  fulfills the oversight responsibility for the Company’s compliance and ethics programs, policies and procedures.

Number of meetings held in 2019: 4

Nominating and Corporate Governance Committee

Members: James A. Nussle, Chair John H. Fain Penelope W. Kyle

Primary Roles and Responsibilities:

●  develops and recommends to the Board a set of effective corporate governance policies and procedures applicable to the Company;

●  identifies individuals qualified to become Board members and recommends that our Board select a group of director nominees for each annual meeting of the Company’s stockholders;

●  oversees annual evaluation of our Board;

●  reviews periodically the Company’s related party transaction policy, makes recommendations to our Board concerning changes and approves transactions; and

●  considers candidates recommended by stockholders in accordance with the Company’s By-Laws and Certificate of Incorporation using the same criteria in evaluating candidates nominated by a stockholder as it does for candidates recommended by the Board or management.

Number of meetings held in 2019: 4

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Our Board and its Committees

Director Independence

Our Board has established guidelines, which conform to the independence requirements included in the NASDAQ listing standards and SEC rules and regulations, to assist it in determining director independence. Based on these guidelines, our Board has determined that Messrs. Atal, Fain, Nussle, Olsen, Tabakin and Weaver and Mses. Brown, Connelly and Kyle are independent according to NASDAQ listing standards and SEC rules.

Director Attendance

During 2019, our Board held 8 meetings. Each director attended at least 75% of the aggregate number of meetings of our Board and the Committees on which the director served during 2019. Directors are encouraged to attend our Annual Meeting of Stockholders and all then serving directors attended the 2019 Annual Meeting.

Communications with the Board

Stockholders may communicate with members of our Board by transmitting their correspondence by mail or email. All such communications should be sent to the attention of our Corporate Secretary as specified below:

Corporate Secretary

PRA Group, Inc.

120 Corporate Boulevard

Norfolk, Virginia 23502

corporatesecretary@pragroup.com

Communications that are addressed to one or more directors will be collected and organized by our Corporate Secretary and forwarded to our Chairman, or if addressed to a specific independent director, to that director, as soon as practicable. Communications that are abusive, in bad taste or that present safety or security concerns may be handled differently. If multiple communications are received on a similar topic, our Corporate Secretary may forward only representative correspondence or summaries. Our Corporate Secretary will determine whether any communication addressed to our entire Board as a whole should be properly addressed by our entire Board or by a Committee. If a response to the communication is warranted, the content and method of the response will be coordinated with our Corporate Secretary.

Stockholders may use the Company’s toll-free ethics hotline to communicate concerns to our Board in a confidential or anonymous manner by dialing 1-855-874-2659. All stockholder communications to the Company’s confidential ethics hotline are referred to our Lead Independent Director.

Director Compensation

Our Board, upon the recommendation of the Compensation Committee, establishes the compensation for our non-employee directors. Non-employee director compensation for 2019 included annual cash retainers for our Board members, Committee members and Chairs, and our Lead Independent Director. On the date of the 2019 Annual Meeting, each non-employee director also received an equity award valued at approximately $130,000 that consisted of restricted stock units (“RSUs”), which vest on the anniversary of the grant date. The vesting schedule for the RSUs and the director stock ownership guidelines described below are intended to align our non-employee directors’ economic interests with those of our stockholders.

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Our Board and its Committees

Details concerning our non-employee director compensation for 2019 are as follows:

Annual Board Retainers	2019
Cash	$65,000
Common Stock	$130,000

Annual Committee Chair and Lead Independent Director Cash Retainers	2019
Lead Director	$25,000
Audit Committee	$25,000
Compensation Committee	$20,000
Nominating and Corporate Governance and Compliance Committees	$15,000

Annual Committee Member Cash Retainers	2019
Audit Committee	$12,500
Compensation Committee	$10,000
Nominating and Corporate Governance and Compliance Committees	$7,500

Our non-employee directors received the following compensation for service during 2019:

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Vikram A. Atal	$90,625	$129,974	$220,599
Danielle M. Brown	$80,000	$129,974	$209,974
Marjorie M. Connelly	$96,875	$129,974	$226,849
John H. Fain	$92,500	$129,974	$222,474
Penelope W. Kyle	$81,875	$129,974	$211,849
James A. Nussle	$89,375	$129,974	$219,349
Geir L. Olsen	$76,875	$129,974	$206,849
Scott M. Tabakin	$90,625	$129,974	$220,599
Lance L. Weaver	$97,500	$129,974	$227,474

(1)

Amounts represent the aggregate grant date fair value of the stock awards calculated by multiplying the number of unvested shares granted by the closing price of our common stock on the grant dates which was June 13, 2019. The actual amount of compensation realized by a director will depend upon the market price of our common stock on the vesting date.

In addition to the compensation described above, each non-employee director is reimbursed for travel expenses incurred for attending Board meetings and reasonable expenses associated with participating in continuing education programs. The Company offers no retirement benefits or perquisites to directors. The Company maintains policies of directors’ and officers’ liability insurance covering all directors.

Mr. Fredrickson served as the Executive Chairman of the Board for 2019 and did not receive compensation for his service as a director. Mr. Fredrickson’s compensation was governed by the terms of the First Amended Executive Chairman Agreement dated May 18, 2018, which expired December 31, 2019 and provided for a base salary of $600,000 and a target bonus of $650,000. For 2019, the Compensation Committee approved a cash bonus for Mr. Fredrickson under the Company’s 2019 Annual Bonus Plan of $942,000, which was 145% of target, and equity awards valued at $1,500,000 on the date of grant, with terms consistent with those described under “LTIP Awards” on page 29 of this Proxy Statement. Effective April 1, 2020, Mr. Fredrickson retired from the Company and began receiving compensation consistent with the compensation paid to other non-employee directors.

Director Stock Ownership Guidelines

Recognizing that each director should have a substantial personal investment in the Company, our Board has adopted stock ownership guidelines that apply to each non-employee director, which requires beneficial ownership by each non-employee director of shares of the Company’s common stock valued at not less than five times the director’s annual cash retainer for serving on our Board. Directors are expected to acquire and maintain this share ownership threshold within five years after joining our Board. As of March 31, 2020, all non-employee directors who have served on our Board for at least five years have met the stock ownership requirement.

2020 Proxy Statement  |  PRA Group    9

Proposal 1: Amendment of Certificate of Incorporation to Declassify the Board of Directors

Article Fifth (b) of our Certificate of Incorporation requires our Board to be divided into three classes with each class consisting of approximately one-third of the total number of directors. Each director serves for a three-year term or, if earlier, until the director’s resignation, death or removal, and one class of directors is eligible for election at each annual meeting of stockholders. As part of the Nominating and Corporate Governance Committee’s review of our corporate governance principles and periodic review of the size, structure, composition and functioning of our Board, and after reviewing the various arguments for and against a classified board structure, the Nominating and Corporate Governance Committee recommended that our Board approve and adopt amendments to the Certificate of Incorporation to eliminate our classified Board structure so that all directors would be elected for a one-year term.

On February 20, 2020, our Board approved and adopted amendments to the Certificate of Incorporation to eliminate our classified board structure and provide for annual elections of directors (the “Declassification Amendment”) beginning with the 2021 Annual Meeting of Stockholders (the “2021 Annual Meeting”).

Prior to approving the Declassification Amendment, the Board considered the advantages of its classified structure. The Board noted that the classified structure provided stability that was key when the Company first became public by minimizing changes to the Board. The classified Board structure also supports the long-term focus of the Company by ensuring that directors would serve for at least three years in most cases. Directors who are elected to the Board have time to familiarize themselves with the Company, its business and long-term strategic goals before having to stand for reelection. Serving on the Board for three years increases directors’ institutional knowledge of the Company, which has been and continues to be valuable. Lastly, the Board acknowledged that the classified board structure provides protection against abusive takeover tactics by making it more difficult to replace a majority of the Board at one time.

Although there were compelling reasons to retain the classified board structure, the Board determined that it was in the Company’s best interest to declassify the Board and to recommend that the Company’s stockholders do the same. The Board reviewed the prevalence of declassified boards among public companies noting its widespread acceptance among larger public companies and its emergence as a common structure for smaller public companies. The Board also noted that a declassified board structure is considered a best practice by many institutional investors, proxy advisory firms and governance ratings organizations. Most importantly, the Board recognized the importance of giving its stockholders the formal opportunity to express their views on the Board’s performance through annual elections.

If the Declassification Amendment is approved, Danielle M. Brown, Marjorie M. Connelly, James A. Nussle and Scott M. Tabakin (the “Class I Directors”), who are standing for re-election to the Board at the Annual Meeting, will serve a one-year term that expires at the 2021 Annual Meeting. The Declassification Amendment will not impact the directors whose terms expire at the 2021 Annual Meeting (the “Class II Directors”). Directors whose terms expire at the 2022 Annual Meeting of Stockholders (the “Class III Directors”) will tender their resignation from our Board promptly after the conclusion of the Annual Meeting and will be re-appointed to our Board to serve until the 2021 Annual Meeting. If stockholders do not approve the Declassification Amendment, the Class I Directors will serve until the 2023 Annual Meeting of Stockholders (the “2023 Annual Meeting”) and the terms of the Class II and Class III Directors will remain unchanged.

In addition, because our Board is classified, the Certificate of Incorporation currently provides that directors may be removed only for cause, consistent with Delaware law. The Declassification Amendment provides that after declassification is complete, all directors may be removed either with or without cause.

The general description of the Declassification Amendment set forth above is qualified in its entirety by reference to the text of the proposed amendments to the Certificate of Incorporation, which are attached as Annex A to this Proxy Statement.

If approved, the Declassification Amendment will become effective upon its filing with the Delaware Secretary of State, which we intend to do following the Annual Meeting. If the proposal is approved, our Board will make conforming amendments to our Bylaws and our Corporate Governance Guidelines. If this proposal is not approved, our Board will remain classified.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE DECLASSIFICATION AMENDMENT.

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Proposal 2: Election of Directors

Our Board currently consists of 11 members. As noted above, our Board is currently divided into three classes and the Nominating and Corporate Governance Committee recommended to the Board that the Class I Directors, consisting of Danielle M. Brown, Marjorie M. Connelly, James A. Nussle and Scott M. Tabakin, be nominated for re-election to our Board to serve until the 2021 Annual Meeting if the Declassification Amendment is approved by our stockholders or the 2023 Annual Meeting if the Declassification Amendment is not approved.

Nominees for director that receive the affirmative votes of a plurality of shares represented and voting in person or by proxy at the Annual Meeting will be elected. Any nominee for director who receives a greater number of votes withheld than votes for the director’s election must tender the director’s resignation for consideration by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will then consider the best interests of the Company and its stockholders and will recommend to our full Board what action should be taken with respect to the tendered resignation.

Each Class I Director has consented to serve as a director if elected. We have no reason to believe that any of the nominees will be unable or unwilling for good cause to serve. However, if any nominee should become unable or unwilling to serve, proxies may be voted for another person nominated as a substitute by our Board or our Board may reduce the number of directors. If our Board nominates a substitute, the shares represented by all valid proxies will be voted for that nominee.

The Company did not receive any nominations or recommendations for director from stockholders for consideration at the Annual Meeting.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH DIRECTOR NOMINEE.

2020 Proxy Statement  |  PRA Group    11

Proposal 2: Election of Directors

Director Nominees (Class I Directors)

Ms. Brown is a certified Lean Six Sigma Black Belt with over 20 years of experience in global technology services. Since November 2016, she has served as the Chief Information Officer (“CIO”) for Brunswick Corporation (NYSE), a global manufacturer and marketer of recreation products. Prior to her role at Brunswick, Brown served for 16 years in roles of increasing responsibility with DuPont Corporation (NYSE), including CIO for Global Business and head of global transformation and productivity. During her time at DuPont, Brown was also head of global data, business insight and analytics and global information technology strategy, planning, organization development and compliance.

Director Qualifications:

Ms. Brown’s experiences, including her tenure as CIO of two large, publicly traded and global companies, provide her with a comprehensive understanding of the complex issues facing public companies and qualify her to serve on our Board.

Ms. Connelly was elected to our Board on January 1, 2018 and served previously on our Board from 2013 to 2014. She has almost 30 years of experience in financial services. From November 2014 to December 2017, Ms. Connelly was the Chief Operating Officer of Convergys Corporation, a publicly traded, global leader in customer management. From 2012 to 2013, she was the Interim President of Longwood University. From 2009 to 2011, Ms. Connelly was the Global Chief Operating Officer at Barclaycard where she was responsible for the operations and technology support of the consumer and commercial credit card, merchant acquiring and point of sale finance businesses. From 2006 to 2008, Ms. Connelly was the Chief Operating Officer of Wachovia Securities, and prior to that, she spent 12 years at Capital One Financial Services in roles of increasing responsibility, including Executive Vice President, Head of Infrastructure for U.S. credit card operations and interim Chief Information Officer.	Director Qualifications: Ms. Connelly’s extensive experience in the financial services industry with publicly traded, global companies qualifies her to serve on our Board.

Mr. Nussle has served as President and CEO of the Credit Union National Association since September 2014. He has also served on the board of trustees of Thrivent Financial Mutual Funds since 2011. Prior to his private sector career, Mr. Nussle served extensively in government at both the local and federal levels. He served eight terms as a U.S. Representative from Iowa between 1991 and 2007 and was selected by President George W. Bush in 2007 to serve as the Director of the Office of Management and Budget. Mr. Nussle’s career also includes four years as an elected prosecuting attorney in Iowa and the private practice of law in Iowa.	Director Qualifications: In addition to his industry experience, Mr. Nussle’s legal background and significant experience interacting with regulators qualify him to serve on our Board.

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Proposal 2: Election of Directors

Mr. Tabakin is an executive-level consultant, advising boards and management teams on strategy, capital raising, capital structures and exit strategies. He was a certified public accountant and has more than 35 years of public company and healthcare industry experience, which includes service as Executive Vice President and CFO of Value Options, Inc. (acquired by Anthem, Inc.); Executive Vice President and CFO of Bravo Health, Inc. (acquired by Cigna Corporation); Executive Vice President and CFO of AMERIGROUP Corporation (NYSE, acquired by Anthem, Inc.); Executive Vice President and CFO of Beverly Enterprises, Inc. (NYSE, now known as Golden Gate National Senior Care, LLC); and as an executive with Ernst & Young LLP.

Director Qualifications:

Mr. Tabakin’s experiences, including his tenure as the CFO of two large publicly traded companies, provide him with a comprehensive understanding of the complex financial and legal issues facing public companies and qualify him to serve on our Board.

Class II Directors

Mr. Atal has served as President of Atal Advisers, LLC since February 2013, when he formed the business and strategy consulting firm. Since August 2016, he has also served as Senior Advisor to McKinsey and Company, Inc., covering the banking, payments, consumer lending and analytics domains. Prior to forming Atal Advisers, Mr. Atal served in executive roles with increasing responsibility with Citigroup, Inc. for 27 years, including as Executive Vice President for Citigroup’s global consumer bank from 2008 to 2013, where he had responsibility for shaping the consumer bank as an information-centric enterprise, leveraging analytics and data to drive growth, and overseeing loss mitigation efforts against Citi’s high-risk consumer portfolio through the financial crisis; Chairman and CEO for Citi Cards’ branded and retail partner cards franchise in North America; leadership of partnership programs for Citi Cards, serving as CFO of Citi’s U.S. cards franchise and overseeing SEC, regulatory and business financial reporting for Citicorp. In October 2017, Mr. Atal became a member of the board of directors of Goldman Sachs Bank USA.

Director Qualifications:

Mr. Atal’s experience as a senior executive in the financial services industry along with his significant international experience working for complex, publicly traded organizations qualify him to serve on our Board.

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Proposal 2: Election of Directors

Mr. Fredrickson has served as Chairman of the Board since April 1, 2020 when he retired from the Company. From June 2017 until March 31, 2020, he served as the Company’s Executive Chairman. Mr. Fredrickson was Chairman and CEO from 2002 until June 2017 and also served as the Company’s President from 1996 to August 2015. Prior to co-founding the Company in 1996 with Mr. Stevenson, Mr. Fredrickson held various leadership roles with Household Recovery Services (“HRSC”) Portfolio Services and Household Commercial Financial Services (“Household Bank”) and specialized in corporate and real estate workouts at Continental Bank of Chicago.

Director Qualifications:

Mr. Fredrickson’s leadership of the Company, in his current and previous roles as Chairman, Executive Chairman, President and CEO, and his extensive industry knowledge qualify him to serve on our Board.

Ms. Kyle has been President Emeritus of Radford University since July 2016, when she retired after serving more than 11 years as its first female President. Prior to her appointment as President of Radford University on June 1, 2005, Ms. Kyle served in various leadership roles in law, business and government, including as the first female Executive Director of the Virginia Lottery, for 13 years in a variety of legal and executive positions with CSX Corporation (NYSE) culminating in her becoming the company’s first female officer and as an attorney with McGuireWoods LLP. Ms. Kyle previously served as a director of Cornerstone Realty Income Trust, Inc. (NYSE), where she was a member of the compensation committee and chair of the audit committee.

Director Qualifications:

Ms. Kyle’s extensive leadership roles in law, business, and government, and particularly her role as a former chief executive of a public university, provide her with the requisite management experience and business expertise to serve on our Board.

Mr. Weaver serves as the Lead Independent Director and is an accomplished consumer financial services executive with nearly 40 years of experience across the consumer lending, mortgage and credit card asset classes. He has served as an advisor to financial services companies including VISA, Citigroup, Total System Services and Apollo Capital, and was President, Money Cards for Virgin Money Holdings in the U.K. from 2013 to 2015. Before holding these positions, Mr. Weaver’s experience includes serving as President of EMEA Card Services for Bank of America; service on the senior management team of MBNA Corporation for 15 years, and executive leadership roles with Citigroup, Wells Fargo and Maryland National Bank. Since November 2017, Mr. Weaver has served on the board of directors of Internap Corporation (NASDAQ), a leading provider of high-performance data center services including high-density colocation and value-added services such as managed hosting, cloud and network connectivity. He currently serves on Internap’s compensation committee.

Director Qualifications:

Mr. Weaver’s international experiences in the financial services industry along with his experience working for complex, highly regulated, publicly traded organizations qualify him to serve on our Board.

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Proposal 2: Election of Directors

Class III Directors

Mr. Fain has decades of business management experience, including service as the President and CEO and a director of Metro Information Services, Inc., an information technology consulting services firm that Mr. Fain cofounded that went public in 1997 and subsequently merged with Keane, Inc. in 2001. Mr. Fain retired from Keane in 2002.

Director Qualifications:

Mr. Fain’s insight concerning the use of information technology strategies in large companies, his operational and financial expertise and his experience as a CEO and director of a public company qualify him to serve on our Board.

Mr. Olsen was the CEO and a board member of Aktiv Kapital, AS, a leading European consumer debt purchaser, from September 2011 until its acquisition by the Company in 2014. From August 2014 until January 2016, Mr. Olsen served as the CEO of PRA Group Europe. Prior to Aktiv Kapital, Mr. Olsen held various leadership roles in sales, marketing and strategy with Cisco Systems and Tandberg, a Norwegian company that Cisco acquired in 2010. He also advised financial services and technology companies as a consultant at McKinsey & Company for five years prior to joining Tandberg. In 2013, Mr. Olsen cofounded Ubon Partners, an investment company focused on early stage companies in technology and financial services, and was a partner until December 2018. He is currently Chairman of the Board of Directors of Avida Finans, a diversified lender in the Nordic region, and First Fondenes, an investment management firm; and a director of Molo Finance, a digital mortgage lender based in the U.K., and Andenes Investments, a private investment company focused on financial services companies.

Director Qualifications:

Mr. Olsen’s in-depth understanding of the European consumer finance and debt purchase markets and experience in using technology to transform businesses qualify him to serve on our Board.

Mr. Stevenson has served as the Company’s President and CEO since June 1, 2017. From August 2015 to June 1, 2017, he served as the Company’s President and Chief Administrative Officer and from 2002 to August 2015, Mr. Stevenson served as the Company’s Executive Vice President, Chief Financial and Administrative Officer, Treasurer and Assistant Secretary. Prior to co-founding the Company with Mr. Fredrickson in 1996, Mr. Stevenson held various positions with HRSC, including Controller, and Household Bank, where he served as the controller of a regional processing center and also managed the collections, technology, research and ATM departments. While at Household Bank, he participated in numerous bank and branch acquisitions as well as divestitures. Mr. Stevenson is a certified public accountant (inactive).	Director Qualifications: Mr. Stevenson’s deep Company and industry knowledge and strong financial acumen qualify him to serve on our Board.

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Proposal 3: Amendment to Certificate of Incorporation to Remove Certain Director Nomination Provisions

Article Fifth (c) of the Company’s Certificate of Incorporation details the process that stockholders must follow to nominate candidates for election to our Board.

On February 20, 2020, the Board approved amendments to the Certificate of Incorporation to delete this section in its entirety from the Certificate of Incorporation (the “Nomination Procedure Amendment”) because our Board determined that it was in the best interests of the Company and stockholders to include director nomination procedures in our By-Laws instead. Our Board noted that director nomination procedures should be reviewed and updated periodically to reflect best practices in corporate governance, process improvements and changes in applicable rules and regulations. However, the current placement of the director nomination procedures in the Certificate of Incorporation makes them difficult to change because of the voting standard applicable to amendments to the Certificate of Incorporation, which requires the vote of a majority of the outstanding shares of the Company’s common stock entitled to vote on the matter at a meeting called for the purpose of considering such amendments. On the other hand, it is easier to amend our By-Laws, which can be amended by stockholders upon the vote of a majority of the shares present in person or by proxy at a meeting or by our Board upon the vote of a majority of the directors in favor of the amendment. The Board also considered the practice of most public companies to include director nomination procedures in their bylaws and not their certificates of incorporation or equivalent governing documents.

The general description of the Nomination Procedure Amendment set forth above is qualified in its entirety by reference to the text of the proposed amendments to the Certificate of Incorporation, which are attached as Annex A to this Proxy Statement.

If approved, the Nomination Procedure Amendment will become effective upon filing with the Delaware Secretary of State, which we intend to do following the Annual Meeting. If this proposal is approved, our Board will amend the By-Laws to include director nomination procedures and the amended By-Laws will be filed with the SEC. If this proposal is not approved, no change will be made to the director nomination procedure provision sin the Certificate of Incorporation and our By-Laws will not be amended for the purpose of including director nomination procedures.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO REMOVE CERTAIN DIRECTOR NOMINATION PROVISIONS.

16    PRA Group  |   2020 Proxy Statement

Proposal 4: Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee is responsible for the engagement, compensation and oversight of the Company’s independent registered public accounting firm. As ratified by stockholders at the 2019 Annual Meeting, the Audit Committee appointed KPMG to serve as the Company’s independent registered public accounting firm for the year ended December 31, 2019. KPMG has served as the Company’s independent registered public accounting firm since 2007.

In evaluating the performance and considering the engagement of KPMG, including whether to rotate firms, the Audit Committee considers various factors, including KPMG’s capability and expertise in handling the scope and complexity of our audit, information related to audit effectiveness, the professionalism of KPMG’s team, the current level and quality of service, fees, and the potential impact of changing firms. The Audit Committee is directly involved in the selection of the lead engagement partner in conjunction with the periodic, mandated rotation of the lead partner. Based on these factors, the Audit Committee determined that the continued engagement of KPMG as our independent registered public accounting firm is in the best interests of the Company and its stockholders. As a result, the Audit Committee has selected KPMG to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2020.

Although not required to do so, our Board is submitting the appointment of KPMG for ratification by the Company’s stockholders as a matter of good corporate governance practice. The Audit Committee is not required to take any action based on the outcome of the vote on this Proposal 4. However, if our stockholders do not ratify the appointment of KPMG, the Audit Committee will consider whether to select a different independent registered public accounting firm. Even if the selection of KPMG is ratified by the stockholders, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. Representatives of KPMG are expected to attend the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2020.

Fees Paid to KPMG

The following table sets forth the fees billed or expected to be billed by KPMG for audit and other services for the years ended December 31, 2018 and 2019.

Fee Category	2018	2019
Audit Fees(1)	$3,984,325	$4,571,811
Audit-Related Fees(2)	$67,369	$251,855
Tax Fees	$0	$0
All Other Fees(3)	$18,759	$342,699
Total	$4,070,453	$5,166,366

(1)

Audit Fees relate primarily to professional services rendered for the audits of the Company’s annual consolidated financial statements and effectiveness of the Company’s internal control over financial reporting and reviews of the quarterly consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q as well as statutory audit fees related to our wholly-owned foreign subsidiaries.

(2)	Audit-Related Fees relate primarily to accounting consultations and services required for compliance certificates in Europe.
(3)	All Other Fees relate to professional services rendered for permitted advisory services and assistance with XBRL tagging and liquidation services.

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Proposal 4: Ratification of Appointment of Independent Registered Public Accounting Firm

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures that require the pre-approval of audit, audit-related and permissible non-audit services provided by KPMG. In the event that the Audit Committee Chair provides such pre-approval, the Audit Committee Chair will report any pre-approval decisions to the Audit Committee at its next meeting. During 2019, all audit, audit-related and permissible non-audit services provided by KPMG were pre-approved by the Audit Committee or Audit Committee Chair. The Audit Committee has considered the provision of these services by KPMG and has determined that the services are compatible with KPMG maintaining its independence.

Responsibilities

The Audit Committee’s written charter, adopted by our Board, outlines the Committee’s organization, meeting protocol, and responsibilities. The Committee reviews the charter annually and recommends amendments as necessary to our Board for its approval. In carrying out its responsibilities, the Audit Committee meets regularly, together with management, the internal auditor and KPMG. During these meetings, the Committee reviews and discusses draft financial statements and earnings releases, significant accounting and financial reporting matters, and the results of internal and external audit work. The Committee also meets in periodic executive sessions with KPMG to discuss the overall quality of the Company’s financial reporting and any other matters as appropriate. Additionally, the Audit Committee meets in periodic executive sessions with each of the CFO and the head of our internal audit department.

The Audit Committee relies on the knowledge and expertise of management and KPMG in carrying out its oversight responsibilities. Management is responsible for preparing the Company’s consolidated financial statements, maintaining adequate internal control over financial reporting, and assessing the effectiveness of the Company’s internal control over financial reporting. KPMG is responsible for conducting independent audits of the Company’s consolidated financial statements and internal control over financial reporting, and for expressing opinions on the conformity of the financial statements with generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to oversee these activities, including discussing with KPMG the scope of, plans for, and results of the annual audit. The Audit Committee is also responsible for oversight of the internal audit function, including its charter, audit plan, budget, performance, and activities.

Report of the Audit Committee

The Audit Committee has reviewed and discussed with management and KPMG the Company’s 2019 audited financial statements and the assessment of the effectiveness of the Company’s internal control over financial reporting. The Audit Committee has also discussed with KPMG the matters required to be discussed by applicable standards of the Public Company Accounting Oversight Board, including matters relating to the conduct of the audit of the Company’s financial statements as well as the quality and reasonableness of the Company’s critical accounting policies and estimates, and such other matters as are required to be discussed under auditing standards generally accepted in the United States of America. In addition, the Audit Committee has received from KPMG the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence and has discussed with KPMG its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the SEC.

Audit Committee

Marjorie M. Connelly, Chair

Vikram A. Atal

Danielle M. Brown

Geir L. Olsen

Scott M. Tabakin

18    PRA Group  |   2020 Proxy Statement

Executive Officers

Name and Position	Age as of March 31, 2020	Background and Experience

Kevin P. Stevenson President and Chief Executive Officer	56	See the biographical information for Mr. Stevenson under “Class III Directors” on page 15 of this Proxy Statement.

Peter M. Graham Executive Vice President and Chief Financial Officer	54

Mr. Graham has served as the Company’s Executive Vice President and CFO since August 2016. From 2002 until August 2016, Mr. Graham held various positions of increasing responsibility with GE Capital, including CFO for GE Commercial Distribution Finance from 2014 to 2015 and CFO for GE Capital Markets from 2010 to 2014. From 1992-2002, Mr. Graham was an audit executive with KPMG LLP.

Christopher B. Graves Executive Vice President, Global Investment and Analytics Officer	51

Mr. Graves has served as Executive Vice President, Global Investment and Analytics Officer since February 1, 2020. He joined the Company in 2006 as Vice President of Portfolio Acquisitions and served in that position until 2009 when he became Senior Vice President of Core Acquisitions. In August 2015, Mr. Graves became Executive Vice President, Americas Core, a position he held until March 2018 when he became Executive Vice President, Americas.

Christopher D. Lagow Executive Vice President, General Counsel	46

Mr. Lagow has served as Executive Vice President, General Counsel since February 1, 2020. He joined the Company in 2006 as Litigation and Bankruptcy Counsel and served in that role until he became Deputy General Counsel in January 2014, a position he held until January 2016. Mr. Lagow was promoted to the position of Senior Vice President and General Counsel in January 2016 and served in that capacity until February 1, 2020.

Steven C. Roberts Executive Vice President, Global Operations Officer	58

Mr. Roberts has served as Executive Vice President, Global Operations Officer since February 1, 2020. He joined the Company as President, Business and Government Services in November 2012 and served in that position until November 2015 when he became Chief Strategy and Business Development Officer. He was promoted to Executive Vice President, Europe and Corporate Development in June 2018 and served in that capacity until February 1, 2020.

Martin Sjölund President, PRA Group Europe	47

Mr. Sjölund has served as President of PRA Group Europe since June 2018. Mr. Sjölund served as Director - Group Strategy and Corporate Development (Europe) of Aktiv Kapital from 2011 until 2014 when Aktiv Kapital was acquired by the Company. He held the same position with the Company until November 2015 when he was appointed Chief Operating Officer – Europe, a position he held until June 2018.

Laura B. White Executive Vice President, Chief Risk and Compliance Officer	49

Ms. White has served as Executive Vice President, Chief Risk and Compliance Officer since February 1, 2020. She joined the Company as Chief Compliance Officer in April 2014 and served in that role until February 1, 2020. Prior to joining the Company, Ms. White served as the Chief Risk and Compliance Officer, Americas Zone for Allianz Global Assistance from 2010 to 2014.

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Proposal 5: Approval of NEO Compensation

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), stockholders are being asked to approve, on a non-binding advisory basis, the compensation of our NEOs as disclosed in this Proxy Statement. This vote provides stockholders with the opportunity to express their views on the compensation of our NEOs.

An objective of the Company is to retain highly qualified and talented executives and to provide appropriate incentives to encourage their high performance, which creates value for the Company’s stockholders. As described in detail in this Proxy Statement, the Company seeks to closely align the interests of our NEOs with the interests of its stockholders and appropriately reward performance while discouraging unnecessary or excessive risk-taking. A vote on Proposal 5 will not approve any specific item of compensation, but rather the overall compensation of our NEOs. Accordingly, stockholders are asked to cast their votes “FOR” Proposal 5 to indicate their support for the Company’s compensation of our NEOs as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, Summary Compensation Table and related compensation tables and narrative.

This vote is not binding on the Company, our Board or the Compensation Committee. However, it will provide information to the Company, our Board and the Compensation Committee regarding stockholder sentiment about the Company’s executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation for the remainder of 2020 and beyond. The Compensation Committee values the opinions of stockholders and will take into consideration any concerns they may raise (in the event there is any significant vote against the executive officer compensation as described in this Proxy Statement) when making future executive compensation decisions.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

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Executive Compensation

Compensation Discussion & Analysis

This Compensation Discussion and Analysis (“CD&A”) is intended to provide you with a description of our executive compensation program, with a focus on the Compensation Committee’s decisions with respect to the following NEOs:

Kevin P. Stevenson

President and CEO

Peter M. Graham

Executive Vice President and CFO

Steven C. Roberts

Executive Vice President, Global Operations Officer

Christopher B. Graves

Executive Vice President, Global Investments & Analytics Officer

Martin Sjölund

President, PRA Group Europe

Our Mission and Strategy

Our mission is to deliver nonperforming loan solutions that drive success through a long-term focus and customer care. Our vision is to be the trusted leader changing the world’s perception of the nonperforming loan industry. We will achieve our mission and vision by focusing on the following strategic priorities:

•	improving efficiency at all levels,

•	modernizing collections,

•	expanding products and market share,

•	fostering a high performing workforce, and

•	being a recognized and trusted brand,

while demonstrating our core values of being:

•	Committed to doing our best work,

•	Accountable for our actions,

•	Respectful in our interactions,

•	Ethical in every situation, and

•	Successful because we work together as a team.

2019 Business Performance

The Compensation Committee made compensation decisions for our NEOs for 2019 based on the Company’s performance on key financial metrics and the attainment of goals driven by our strategic priorities.

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Executive Compensation

Key Financial Metrics. Our key financial metrics for 2019 included: cash collections, cash efficiency, net operating income, and net income.

•

We delivered record cash collections across the Company, which consisted of records in both Americas Core and Europe Core. Cash collections were $1.84 billion in 2019, an increase of $216.1 million or 13%, compared to $1.63 billion in 2018, led by increases of 21% in Americas Core and 8% in Europe Core.

•

Our cash efficiency ratio (cash receipts less operating expenses, divided by cash receipts) increased from 58.0% in 2018 to 59.9% in 2019. The increase in the cash efficiency ratio was positively impacted by productivity improvements and cash collections from past investments.

•

Net operating income was $247.7 million in 2019, an increase of $62.4 million, or 34%, compared to $185.3 million in 2018. The increase in net operating income was impacted by record cash collections, which increased 13%, and record total revenues, which increased 12%.

•	Net income was $86.2 million in 2019, an increase of $20.6 million, or 31%, compared to $65.6 million in 2018. The increase in net income was impacted by the same items as net operating income.

Strategic Priorities and Goals. Key accomplishments in 2019 related to our strategic priorities included the following:

•

We ended 2019 with expanded market share as we invested in record levels of portfolio purchases and portfolio acquisitions increased 15% to $1.29 billion, surpassing $1.12 billion of portfolio acquisitions in 2018, including record purchases in Europe of $588.5 million, a 63% increase.

•	We continued to modernize collections by expanding our digital collection capabilities. In 2019, digital collections in the U.S. nearly doubled as a result of our investment in the digital channel.

•

Our commitment to being a recognized and trusted brand was reflected in the strengthening of strategic relationships with our sellers and increasing our government relations outreach. We added new talent to our government relations function and significantly increased proactive communications with regulators and legislators regarding topics that impacted the nonperforming loan purchasing industry.

2019 Incentive Payments

Based on the evaluation of our achievement of the financial metrics and strategic goals discussed above, the Compensation Committee approved bonus payments for our NEOs under our 2019 Annual Bonus Plan above target, on average, at 149% of target. The performance components of our annual long-term incentive program (“LTIP”) performance stock unit award (“PSU”), which consisted of return on equity (“ROE”) and total stockholder return (“TSR”), for the 3-year measurement period ended December 31, 2019 (the “2017 LTIP”), resulted in a 0% payout for ROE and a 45% payout for TSR.

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Executive Compensation

Pay-for-Performance Alignment

•	Total realized pay for our CEO was, on average, 69% of target during the period from 2017 through 2019. Total incentive compensation for our CEO during this period was 60% of target.

•	The year-by-year breakdown was 70% of target in 2017, 60% of target in 2018 and 77% of target in 2019.

•	Salary and bonus are for Mr. Stevenson, who served as CEO at year-end of each respective year.

•	Mr. Fredrickson’s annual LTIP vestings were used for the grants while he served as CEO. Mr. Stevenson’s LTIP target was used for all years as he received the annual grant as CEO.

•

During the period from 2017 through 2019, annual bonus plan payouts for our NEOs paid, on average, at 105% of target, with 2017 and 2018 below target payouts and 2019 above target. Annual bonus plan payouts were on average, 73% of target for 2017, 92% of target for 2018 and 149% of target in 2019.

•

Our LTIP, which is designed to closely align the interests of our NEOs with those of our stockholders and our performance, resulted in no payout in 2019 for the ROE component and a 45% payout for the TSR component of our 2017 LTIP.

•

For comparison, the payout was 0% for the ROE component of the LTIP for the 3-year measurement period ended December 31, 2018 (the “2016 LTIP”) and the payout was 40% for the ROE component of the LTIP for the 3-year measurement period ended December 31, 2017 (the “2015 LTIP”).

•	Payouts were 0% for the TSR component of the 2015 and 2016 LTIPs.

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Executive Compensation

Philosophy and Objectives of Our Executive Compensation Program

Our compensation philosophy and the objectives of our executive compensation program include:

•	aligning pay with performance;

•	creating commonality of interest between management and stockholders;

•	maintaining an appropriate pay mix, with an emphasis on performance-based pay and long-term incentive compensation;

•	paying competitively based on external market standards and internal parity, while considering emerging trends in executive compensation;

•	driving the attainment of the Company’s short- and long-term financial and strategic objectives;

•	pay equity considerations;

•	attracting, retaining and motivating highly skilled executives; and

•	focusing on strong governance, applicable regulatory requirements and risk management practices.

Our executive compensation philosophy and program take into consideration the Company’s overall performance against its short- and long-term financial and strategic objectives while maximizing the financial efficiency of the overall program from tax, accounting, and cash flow perspectives.

Decision Making: Role of the Compensation Committee

Our Board has delegated oversight of our executive compensation program to its Compensation Committee. Among its duties, the Compensation Committee is responsible for approving all compensation for our executive officers, including our NEOs. Although the Compensation Committee considers our CEO’s recommendations (with respect to executive officers other than himself) the Compensation Committee evaluates independently our CEO’s recommendations and makes all final compensation decisions within the parameters of its compensation philosophy. This process includes the following:

•	evaluating the competitiveness of each NEO’s total compensation, including salary, annual bonus and long-term equity incentives;

•	reviewing and approving corporate and individual performance goals and objectives for the Company’s incentive compensation plans;

•	evaluating individual performance considering these goals and objectives;

•	considering any adverse compliance issues when making pay decisions;

•	approving changes to each NEO’s total compensation; and

•	overseeing employment agreements, including the renewal process.

The Compensation Committee is supported in its work by FW Cook, its independent executive compensation consultant, our CEO (where appropriate), and other members of management.

Decision Making: Role of our Chief Executive Officer

At the Compensation Committee’s request, our CEO attends portions of the Compensation Committee’s meetings to discuss the Company’s performance and compensation-related matters. While he does not participate in any deliberations relating to his own compensation, he shares his assessment of the performance of our other executive officers with the Compensation Committee. Based on his assessment and the Company’s overall performance and the performance of our executive officers, our CEO makes recommendations to the Compensation Committee on certain compensation decisions. The Compensation Committee considers our CEO’s recommendations, as well as data and analyses provided by FW Cook (and to a lesser extent, the other members of management), but retains full discretion to approve, or recommend for the independent members of our Board to approve, all executive compensation.

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Executive Compensation

Decision Making: Role of the Compensation Consultant

FW Cook is the independent executive compensation consultant for, and reports directly to, the Compensation Committee. The Compensation Committee may replace FW Cook or hire additional consultants at any time and retains sole authority to hire any compensation consultant, approve such consultant’s compensation, determine the nature and scope of its services, evaluate its performance, and terminate its engagement.

A representative of FW Cook attends Compensation Committee meetings and communicates with the Compensation Committee Chair between meetings, as requested. FW Cook provides various executive compensation services to the Compensation Committee, including advising the Compensation Committee on the principal aspects of our executive compensation program, updating the Compensation Committee on evolving executive compensation practices and trends and providing market information and analysis regarding the competitiveness of our executive compensation program and award values in relation to performance.

During 2019, FW Cook performed the following key services for the Compensation Committee:

•	provided an analysis of each NEO’s compensation compared to our Compensation Peer Group and other survey data;

•	reviewed and provided recommendations to the Compensation Committee on our Compensation Peer Group;

•	provided a competitive evaluation of share usage, dilution, and fair value transfer compared to our Compensation Peer Group;

•	reviewed and provided advice on the CD&A and related compensation disclosures in this Proxy Statement;

•	reviewed and provided input on materials for Compensation Committee meetings;

•	reviewed and provided advice on executive compensation philosophy, strategy, practices and policies;

•	reviewed the incentive compensation plans in which our NEOs participate;

•	completed a risk analysis of the Company’s incentive compensation plans; and

•	provided a review of the Company’s non-employee director compensation program compared to our Compensation Peer Group.

FW Cook provided no other services to the Company or the Compensation Committee during 2019. The Compensation Committee has assessed the independence of FW Cook pursuant to SEC rules and NASDAQ listing standards and has determined that no known conflict of interest exists that prevents FW Cook from serving as an independent compensation consultant to the Compensation Committee.

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Executive Compensation

Key Features of our Executive Compensation Program

What We Do

Most NEO total compensation is performance-based and salary comprises a modest portion of each NEO’s overall compensation.

We target total direct compensation at the market median (50th percentile) of our Compensation Peer Group;

we use median as the beginning reference point and the Compensation Committee then adjusts pay based on a comprehensive review of performance.

The Compensation Committee reserves the right to pay cash bonuses in equity in the event that an NEO has not made significant progress towards meeting our established stock ownership guidelines.

We enhance executive officer retention by providing a portion of our long-term equity program in time-based awards with multi-year vesting schedules.

The Compensation Committee, which is comprised solely of independent directors,

engages an independent compensation consultant.

We have adopted “double trigger” vesting for our equity awards following a change in control.

Our NEOs are not entitled to accelerated vesting of their equity awards on a change in control of the Company or upon a termination of employment unless such termination occurs within six months before or 24 months following such change in control or in the event of the NEO’s death.

We maintain strong restrictive covenants in our employment agreements for our NEOs and obtain enhanced restrictive covenants in connection with our equity grants.

We have stock ownership guidelines of five times salary for our CEO, three times salary for our CFO and other executives designated as NEOs in the Company’s most recent proxy statement and one times salary for all other executive officers.

We reserve the right to clawback in the event of negative financial restatements.

Our equity award agreements and Annual Bonus Plan provide that the Compensation Committee may cancel or clawback all or any portion of awards or the gain realized on the award and any benefits derived from that award.

What We Don’t Do

We do not design our compensation programs to encourage our employees, including our NEOs,

to take unnecessary or excessive risks.

We do not base incentive compensation on a single performance metric,

and we do not have guaranteed minimum payouts.

We do not provide automatic salary increases for our executives. The Compensation Committee evaluates total compensation for all executives and only adjusts salary when necessary to reflect changes in the executive’s responsibilities or in market conditions.

We do not provide our NEOs with excise tax gross-ups.

We generally do not provide our executive officers with perquisites or other personal benefits.

We do not offer any nonqualified deferred-compensation plans or arrangements to our executive officers.

We do not allow hedging or pledging of Company securities.

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Executive Compensation

2019 Executive Compensation Highlights

The Compensation Committee believes that our executive compensation program and performance incentives in place in 2019, as more fully described herein, reflect the Company’s financial and strategic objectives. The total compensation paid to our NEOs in 2019 reflects the Compensation Committee’s commitment to aligning pay with performance. With input from FW Cook, the Compensation Committee took the following 2019 executive compensation actions:

•      approved the 2019 Annual Bonus Program and LTIP designs;

•      considering the market median, Company and individual performance, expected future contributions, and executive retention, approved salary and target bonus increases for Messrs. Graham, Roberts, Graves, and Sjölund; and increases to LTIP for all NEOs;

•      approved the payment of 2019 cash bonuses at 149% of target on average for all NEOs; and

•      certified both TSR and ROE performance at 45% and 0%, respectively, for the 2017 LTIP.

2019 Compensation Peer Group

Credit Acceptance Corp.

CSG Systems International

Encore Capital Group, Inc.

Enova International

Fair Isaac Corp.

FirstCash, Inc.

Green Dot Corp.

HMS Holdings Corp.

MGIC Investment Corp.

Ocwen Financial Corp.

Walker & Dunlop

WEX Inc.

World Acceptance Corp.

Use of Competitive Data

To maintain the competitiveness of our executive compensation program, the Compensation Committee believes that it is appropriate to establish compensation levels based on benchmarking, as well as information regarding pay practices at comparable companies. Accordingly, the Compensation Committee engaged FW Cook to review and make recommendations relating to the companies included in our 2019 Compensation Peer Group identified above. The Compensation Committee believes the Compensation Peer Group reflects the companies that most closely correlate with us in terms of size and business model and, therefore, include primarily companies in the consumer and specialty finance and data processing industries. The companies included in the Compensation Peer Group are comparable to the Company based on various metrics, including net income, market capitalization and complexity of operations. Revenue is taken into consideration, but not as heavily as the other metrics listed, as not all our cash receipts are represented in our revenue. A significant portion of our cash receipts is recorded as a reduction of principal on finance receivables amortization, rather than as revenue.

We target NEO total direct compensation at approximately the median of our Compensation Peer Group. Actual cash compensation may be above or below the median based on performance. Realized long-term equity incentives and total compensation will vary from the median based on actual financial and stock price performance.

With respect to our 2019 Compensation Peer Group, the Compensation Committee, based on the recommendation of FW Cook, approved (i) the removal of KCG Holdings Inc., which was acquired by Virtu Financial, (ii) the removal of MCSI Inc. and SEI Investments Company, due to their large revenue and market capitalization relative to the Company, and (iii) the addition of Enova International, as it has a reasonably comparable business focus and financial metrics to the Company.

In addition to Compensation Peer Group data, the Compensation Committee reviews, but does not place as much emphasis on, financial services compensation survey data reported by the compensation consulting firm of Willis Towers Watson. The primary focus on the Compensation Peer Group data relates to more direct matches in terms of company size and business mix. The Compensation Committee uses this data to ascertain the competitive market for our NEOs, to determine whether the Company’s compensation levels are competitive, and to make any necessary adjustments to reflect executive performance and Company performance. As a part of this process, FW Cook measures target and actual pay levels for the Company and the Compensation Peer Group within each component of our total direct compensation (salary, annual bonus award, and annual equity grant) and in the aggregate. FW Cook also reviews the mix of our direct compensation components with respect to fixed versus variable, short-term versus long-term and cash versus equity-based pay. This information is then presented to the Compensation Committee for its review and use.

The Compensation Committee generally compares the compensation of our NEOs to the median of the Compensation Peer Group. In addition, the Compensation Committee considers factors such as our performance relative to the Compensation Peer Group, the unique characteristics of the individual NEO’s position, and any succession and retention considerations.

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Executive Compensation

Decisions For 2019

The following section contains information on the Compensation Committee’s decisions with respect to our NEOs on the various direct compensation components for 2019 and information regarding certain performance measures and goals. These measures and goals are disclosed in the limited context of our executive compensation program. Investors should not apply these performance measures and goals to other contexts. The tables included in this section are in addition to, and not in lieu of, the Summary Compensation Table required by the SEC, which can be found on page 34.

2019 Executive Compensation Elements

Description	Salary	Annual Bonus	Performance-Based Restricted Stock Units (PSUs)	RSUs
Form of Compensation	Cash		Equity
	Fixed	Performance-Based		Fixed
Performance Timing	Short-Term		Long-Term
Measurement Period	Ongoing	1-Year	3-Years
Key Performance Metrics		Financial and Strategic Objectives	Adjusted Revenue; Adjusted EBITDA; Adjusted Net Income

Salary

We pay salaries in order to provide our NEOs with a reasonable level of fixed short-term compensation. Salary levels are typically reviewed at least annually by the Compensation Committee and adjusted as appropriate. Adjustments generally consist of merit increases, promotions or changes in responsibilities, or market adjustments. Salaries are determined on an individual basis. When determining any salary increases, the Compensation Committee considers an individual’s total direct compensation, his or her performance, Company performance, comparative peer and market compensation data, internal pay equity, and other relevant factors, including the scope of the executive’s responsibilities relative to peers and other executives, and retention concerns. In 2019, Messrs. Graham, Roberts, Graves and Sjölund received salary increases of approximately 3% based on changes in market positioning relative to their peers, their internal value to the Company and internal pay equity.

Named Executive Officer	2019 Salary(1)	2018 Salary(1)	Percentage Increase/ Decrease from 2018
Kevin P. Stevenson	$900,000	$900,000	0.0%
Peter M. Graham	$463,000	$450,000	2.9%
Steven C. Roberts	$463,000	$450,000	2.9%
Christopher B. Graves	$463,000	$450,000	2.9%
Martin Sjölund(2)	$407,417	$395,550	3.0%

(1)	Reflects final 2018 salary and final 2019 salary.
(2)	Mr. Sjölund’s compensation was converted to U.S. dollars from British pounds using a December 31, 2019 conversion rate of £1.00 = $1.3185.

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Executive Compensation

Annual Bonus Plan

Each year, the Compensation Committee establishes one or more metrics that it will use to measure Company performance for the annual bonus plan. The Compensation Committee believes that over-reliance on a narrow set of fixed financial measures for determination of the annual bonus is not in the best interest of stockholders, as it may result in short-term trade-off decisions not focused on driving future growth. Company performance, measured on a series of financial measures as well as strategic and qualitative factors, determines the size of the bonus pool. Actual bonus awards are based on Company performance versus financial measures as well as individual contribution and performance.

Name	2019 Bonus Paid	2019 Bonus Target	Bonus Paid as a % of Target

Kevin P. Stevenson	$1,305,000	$900,000	145%

Peter M. Graham	$694,500	$463,000	150%

Steven C. Roberts	$787,100	$463,000	170%

Christopher B. Graves	$601,900	$463,000	130%

Martin Sjölund(1)	$305,562	$203,708	150%

(1)	Mr. Sjölund’s compensation was converted to U.S. dollars from British pounds using a December 31, 2019 conversion rate of £1.00 = $1.3185.

The Compensation Committee considered the financial results under “2019 Business Performance” above as well as the operational results including record portfolio purchases of $1.2 billion, excluding business acquisitions, an increase of 11% compared to 2018 when determining bonus payments under the 2019 Annual Bonus Plan.

Bonus payouts for our NEOs were paid, on average, at 149% of target. For comparison, 2017 and 2018 bonuses were paid, on average, below target: 73% of target for 2017 and 92% of target for 2018.

LTIP Awards

LTIP awards to our NEOs are a mix of PSUs and RSUs consistent with competitive practice. LTIP award amounts are established by reviewing prior year performance, potential future contributions, retention considerations and comparative peer and market compensation data for each NEOs position in the Compensation Peer Group. LTIP awards are made under our 2013 Omnibus Incentive Plan (“Equity Plan”).

In the course of evaluating the competitiveness of each NEO’s total compensation, the Compensation Committee, based on the recommendation of FW Cook, approved the design changes noted below. Additionally, as reflected below, the Compensation Committee increased targets for the 2019 LTIP to reflect additional responsibilities taken on by our NEOs and in recognition that several of our NEO’s had fallen significantly below the market median for their respective positions due to conservative increases to LTIP awards in recent years.

In 2019, we modified our LTIP design by making the following changes:

•	changed our mix of 60% PSUs and 40% RSUs to 50% PSUs and 50% RSUs. This mix more closely aligns with the Compensation Peer Group and maintains 50% performance-based awards; and

•

removed relative TSR as a PSU metric and replaced it with Adjusted Net Income and Adjusted Revenue, which the Compensation Committee believes are more appropriate measurements for our core business and provides more transparency and line of sight to our metrics for our plan participants. Net income and revenue will be adjusted to exclude portfolio amortization, excluding allowance charges, adjusted to neutralize foreign exchange and merger and acquisitions costs/gains/losses.

As a result of the design changes discussed above, our 2019 LTIP consists of the following:

•	Adjusted Revenue, Adjusted EBITDA, and Adjusted Net Income components (16.7% each, performance based), which the Compensation Committee believes helps evaluate the sustained profitability of the Company, are based on the extent to which the Company achieves a three-year cumulative goal, for each metric, over the 2019-2021 performance period;

Named Executive Officer	2019 LTIP Award	2018 LTIP Award	Percentage Increase/ Decrease from 2018

Kevin P. Stevenson	$2,500,000	$2,200,000	14%

Peter M. Graham	$900,000	$500,000	80%

Steven C. Roberts	$800,000	$450,000	78%

Christopher B. Graves	$700,000	$500,000	40%

Martin Sjölund	$500,000	$225,000	122%

•      the Adjusted Revenue, Adjusted EBITDA and Adjusted Net Income components are independent of each other and awards can be earned for each component based on the requirements for the component; and

•      an RSU component (50%, time based) grant vests ratably over three years and is aimed at retaining high caliber executives and rewarding them for past performance.

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Executive Compensation

2019-2021 Adjusted Revenue(1)		2019-2021 Adjusted EBITDA(1)		2019-2021 Adjusted Net Income(1)
Performance vs. Target	Target Shares Earned (%)	Performance vs. Target	Target Shares Earned (%)	Performance vs. Target	Target Shares Earned (%)
Less than 80%	0	Less than 80%	0	Less than 80%	0
90%	50	90%	50	90%	50
100%	100	100%	100	100%	100
110%	150	110%	150	110%	150
120% or more	200	120% or more	200	120% or more	200

(1)	Linear interpolation is performed to determine Target Shares Earned between Values.

Outstanding Performance Share Awards

During 2019, our NEOs had three tranches (award years 2017-2019) of PSU awards outstanding. The key features of these outstanding awards are included below:

LTIP Award Year	Measure	Performance Period	Percent Achievement
2017	ROE	2017-2019 (3 years)	0%
	TSR	2017-2019 (3 years)	45%
2018	Adjusted EBITDA	2018-2020 (3 years)	To be determined by March 31, 2021
	TSR	2018-2020 (3 years)	To be determined by March 31, 2021
2019	Revenue	2019-2021 (3 years)	To be determined by March 31, 2022
	Adjusted EBITDA	2019-2021 (3 years)	To be determined by March 31, 2022
	Net Income	2019-2021 (3 years)	To be determined by March 31, 2022

Realization of 2017 LTIP

In March 2020, it was determined that ROE and TSR PSU awards, which were granted in March 2017 for the three-year performance period of 2017-2019, would be paid at 0% and 45%, respectively.

•	The target ROE for the 2017-2019 performance period was 15.0%. Actual performance of 10.1% was lower than the threshold of 13.0%; therefore, no shares were awarded to our NEOs.

•	TSR performance was calculated by comparing the TSR of companies in the NASDAQ Composite Index (50% weighted) and the TSR of the Compensation Peer Group (50% weighted).

•	The Company’s TSR performance for the 2017-2019 period ranked at the 47th percentile of the NASDAQ Composite; therefore, 90% of the target shares were awarded to our NEOs.

•

Relative to the components of the Compensation Peer Group during the 2017-2019 performance period, the Company’s TSR of 4.15% ranked 13th out of 14 peer companies, or the 8th percentile, which resulted in no shares being awarded to our NEOs.

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Executive Compensation

Other Compensation Matters

Tax-Qualified Plans

The Company offers a 401(k) plan for its employees, including our NEOs. The 401(k) plan is a long-term savings vehicle that enables employees to make pre-tax contributions via payroll deductions and receive tax-deferred earnings on the contributions made. Employees are eligible to make voluntary contributions to the plan of up to 100% of their compensation, subject to limitations under the Internal Revenue Code, after completing six months of service with the Company. The Company makes matching cash contributions of up to 4% of each participating employee’s eligible pay. Employees are able to direct their own investments, among a range of investment choices, under the plan.

We periodically compare the competitiveness of our benefits programs, including retirement benefits, for all our employees, including our NEOs, against other employers with whom we broadly compete for talent. It is our objective to provide our employees with a benefits package that is at or around the median when compared to other employers.

Nonqualified Deferred Compensation Plans and Arrangements

The Company does not offer any nonqualified deferred compensation plans or arrangements to any of its employees, including our NEOs.

Severance and Change in Control Arrangements

Pursuant to their employment agreements with the Company, which are described in detail on page 40, our NEOs (or their beneficiaries or estates) are eligible for severance payments and other benefits upon terminations of employment for the following reasons:

•	death;

•	disability;

•	termination for reasons other than cause;

•	constructive termination;

•	change in control “double trigger” termination; and

•	nonrenewal of an employment agreement.

In the case of a termination for cause, no severance payments will be made. We find each of these practices to be typical among our peers and we note that the receipt of severance benefits is subject to our NEOs’ compliance with non-compete/non-solicitation covenants and execution of a release of claims. In no instance will the Company provide excise tax reimbursements or gross-ups to any of our NEOs.

For detailed information on the estimated potential payments and benefits payable to our NEOs in the event of their termination of employment, including following a change in control of the Company, see the section titled “Post Employment Compensation Arrangements” (pages 38-39) in this Proxy Statement.

Perquisites and Other Personal Benefits

We generally do not provide our executive officers, including our NEOs, with perquisites or other personal benefits. The Company does encourage its NEOs to submit to a comprehensive physical examination every 3-5 years at the Company’s expense, at a cost of approximately $5,000 each. The Company covers the cost of a comprehensive physical examination because we believe it serves a necessary business purpose and protects the interests of the organization and stockholders by requiring each NEO to receive high-quality preventative care, thereby increasing the likelihood of early detection for any serious illness that would prevent them from serving the Company to the best of their ability. The Company also provides a travel allowance for Mr. Roberts whose responsibilities require him to spend significant amounts of time in Europe even though his principal office is in Virginia.

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Executive Compensation

Stock Ownership Guidelines

The Company maintains stock ownership guidelines for the Company’s executive officers, including our NEOs. These stock ownership guidelines reflect the Board’s belief in the importance of aligning the economic interests of stockholders and management. The Compensation Committee is responsible for setting and periodically reviewing the guidelines. Guidelines for each executive position are determined based on factors, including the executive role, scope of responsibilities, salary levels, Company stock price performance and market data. The stock ownership guidelines establish ownership goals to be achieved and maintained within five years from the date of hire or promotion.

Periodically, the Compensation Committee is provided with a report showing the extent to which our executives have met the applicable ownership guidelines. This report includes targeted share ownership, actual share ownership, our executives’ remaining non-vested RSUs, and any surplus or deficiency that exists. The Compensation Committee may determine whether, based on the executive’s success in achieving the executive’s stock ownership target, to pay the executive’s annual bonus, if any, in stock, rather than in cash. To permit consistent long-term planning by an executive, once established, targets are not reset except upon the approval of the Compensation Committee in the event of a promotion of the executive, exceptional equity grants, or other considerations.

The following chart details the equity ownership targets established for our NEOs and their progress towards those targets. As of the December 31, 2019, each NEO has achieved their individual equity ownership target or is on track to reach their target within five years of becoming an NEO.

Name	2019 Salary(1)	Multiple	Share Targets(2)	Equity Ownership(3)
Kevin P. Stevenson	$900,000	5	123,967	278,740
Peter M. Graham	$463,000	3	38,264	42,659
Steven C. Roberts	$463,000	3	38,264	45,247
Christopher B. Graves	$463,000	3	38,264	66,680
Martin Sjölund(4)	$407,417	1	11,224	35,998

(1)	Salary as of December 2019.
(2)	Based on a December 31, 2019 stock price of $36.30 per share.
(3)	Includes common stock owned directly and indirectly and time-based RSUs.
(4)	Mr. Sjölund’s compensation was converted to U.S. dollars from British pounds using a December 31, 2019 conversion rate of £1.00 = $1.3185.

Pledging

The Company’s Anti-Pledging Policy prohibits its directors, officers and employees from pledging, alienating, attaching or otherwise encumbering the Company’s stock and any purported pledge, alienation, attachment or encumbrance thereof is void and unenforceable against the Company or any affiliate of the Company.

Hedging

The Company’s Anti-Hedging Policy prohibits its directors, officers and employees from speculating or hedging their interests in equity securities of the Company. Accordingly, directors, officers and employees may not “play the market” in equity securities of the Company by engaging in speculative transactions such as any direct or indirect hedging transaction that could reduce or limit the individual’s economic risk with respect to his or her holdings, ownership or interest in the common stock or other securities of the Company, including outstanding RSU and PSU awards, the value of which are derived from, make reference to or are based on the value or market price of common stock or other securities of the Company. Prohibited transactions include same day purchase and sales, prepaid variable forward contracts, equity swaps, short sales, collars, puts, calls or other derivative securities that are designed to hedge or offset a decrease in market value of the equity securities of the Company.

Clawback

In the event of a restatement of the Company’s financial statements that reduces the amount of the awards that would have been paid or vested had the financial results been properly reported, the Compensation Committee may cancel or clawback all or any portion of awards, cash and equity, or the gain realized on the award. In addition, all awards, cash and equity (and the benefits derived from the awards), are subject to recovery by the Company if required by rules adopted by the SEC or the NASDAQ to implement Section 10D of the Exchange Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any other applicable rule, regulation or law.

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Executive Compensation

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the deductibility of certain executives’ compensation that exceeds $1 million per year. The executive officers subject to Section 162(m) (the “Covered Employees”) include any individual who served as the CEO or CFO at any time during the taxable year and the three other most highly compensated officers (other than the CEO and CFO) for the taxable year, and once an individual becomes a Covered Employee for any taxable year beginning after December 31, 2016, that individual remains a Covered Employee for all future years, including following any termination of employment.

The Compensation Committee carefully considers the tax impacts of its compensation programs on the Company, as well as on its executives. It is the Committee’s intent to maximize tax deductibility to the extent reasonable, provided the Company’s programs remain consistent with the Company’s overall executive compensation objectives. While the Compensation Committee is mindful of the potential impact upon the Company of Section 162(m), it reserves the right to adopt such compensation arrangements as may from time to time be desirable to reward, retain or attract top-quality management even if payments may not be fully or partially deductible under Section 162(m). The Compensation Committee believes that the tax deduction limitation should not be permitted to compromise our ability to design and maintain executive compensation arrangements that will attract and retain the executive talent to enable the Company to compete successfully.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the section of this Proxy Statement entitled “Compensation Discussion and Analysis” with management. Based on this review and discussion, the Compensation Committee has recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

2019 Compensation Committee

John H. Fain, Chair

Marjorie M. Connelly

James A. Nussle

Scott M. Tabakin

Lance L. Weaver

2020 Proxy Statement  |  PRA Group    33

Executive Compensation

Summary Compensation Table

The following table sets forth all compensation awarded to, earned by or paid to each of our NEOs for all services rendered to the Company for the years ended December 31, 2019, 2018, and 2017.

Name and Principal Position	Year	Salary	Cash Bonus	Stock Awards(1)	Non-Equity Incentive Plan Comp	All Other Comp(2)	Total

Kevin P. Stevenson

President and Chief Executive Officer	2019	$900,000		$2,499,980	$1,305,000	$11,200	$4,716,180
	2018	$900,000		$2,199,953	$810,000	$11,000	$3,920,953
	2017	$821,769		$2,399,937	$450,000	$10,800	$3,682,506

Peter M. Graham

Executive Vice President and Chief Financial Officer	2019	$463,000		$899,983	$694,500	$11,200	$2,068,683
	2018	$450,000		$949,980	$405,000	$11,000	$1,815,980
	2017	$450,000		$499,969	$360,000	$83,852	$1,393,821

Steven C. Roberts

Executive Vice President, Global Operations Officer	2019	$463,000		$799,985	$787,100	$51,200	$2,101,285
	2018	$427,885		$849,871	$465,000	$34,313	$1,777,069
	2017	$400,000		$497,474	$487,500	$10,800	$1,395,775

Christopher B. Graves

Executive Vice President, Global Investments & Analytics Officer	2019	$463,000		$699,987	$601,900	$11,200	$1,776,087
	2018	$450,000		$949,980	$405,000	$11,000	$1,815,980
	2017	$440,000		$606,197	$361,250	$10,800	$1,418,247

Martin Sjölund(3)

President, PRA Group Europe	2019	$407,417		$499,990	$305,562	$30,556	$1,243,526

(1)

The amounts represent the aggregate grant date fair value of the stock awards granted in 2019, 2018 and 2017 determined pursuant to Accounting Standards Codification (“ASC”) Topic 718. The assumptions used by the Company in calculating these amounts are discussed in Note 1 and Note 11 to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. Stock awards consist of time-based RSUs and performance-based PSUs awarded under the LTIP (see pages 29-30 for a more complete description of the LTIP). The actual amount of compensation that will be realized by the NEO at the time the stock award vests, if at all, will depend upon the market price of the Company’s common stock on the day prior to vesting date. The value as of the grant date of the maximum number of shares that could vest under the 2019 LTIP PSU awards is as follows: Mr. Stevenson, $3,749,985; Mr. Graham, $1,349,974; Mr. Roberts, $1,199,977; Mr. Graves, $1,049,980, and Mr. Sjölund, $749,986. For more information on the awards granted during 2019, see the Grants of Plan-Based Awards table, related narrative, and footnotes (page 35).

(2)

For Messrs. Stevenson, Graham and Graves, these amounts represent Company matching contributions to the recipient’s 401(k) plan account up to the limits for such plans under federal income tax rules. For Mr. Roberts, the amount for 2019 represents (a) a $40,000 gross allowance related to international travel at the Company’s request (which amount was not grossed up for taxes) and (b) $11,200 in Company matching contributions to his 401(k) plan account, the limit under federal income tax rules. For Mr. Sjölund, the amount represents payments in lieu of a Company pension contribution. Mr. Sjölund has reached the limit on his annual allowance for pension contributions under the Pensions Act 2008 of the Parliament of the United Kingdom and receives cash payments in lieu of Company pension contributions like other European employees in similar positions receive.

(3)	Mr. Sjölund’s compensation was converted to U.S. dollars from British pounds using a December 31, 2019 conversion rate of £1.00 = $1.3185.

34    PRA Group  |   2020 Proxy Statement

Executive Compensation

Grants of Plan Based Awards

The following table presents, for each of our NEOs, information concerning awards under our Equity Plan and Annual Bonus Plan during 2019.

Name	Award Type(1)	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)

Kevin P. Stevenson	STI		$0	$900,000	$5,000,000
	RSU	3/7/2019							44,200	$1,249,976
	PSU	3/7/2019				0	44,201	88,402		$1,250,004

Peter M. Graham	STI		$0	$463,000	$5,000,000
	RSU	3/7/2019							15,912	$449,991
	PSU	3/7/2019				0	15,912	31,824		$449,991

Steven C. Roberts	STI		$0	$463,000	$5,000,000
	RSU	3/7/2019							14,144	$399,992
	PSU	3/7/2019				0	14,144	28,288		$399,992

Christopher B. Graves	STI		$0	$463,000	$5,000,000
	RSU	3/7/2019							12,376	$349,993
	PSU	3/7/2019				0	12,376	24,752		$349,993

Martin Sjölund	STI		$0	$203,708	$5,000,000
	RSU	3/7/2019							8,840	249,995
	PSU	3/7/2019				0	8,840	17,680		249,995

(1)

During 2019, our NEOs were awarded the following plan-based awards: annual short-term incentive award (“STI”) under our annual bonus plan and time-based RSUs and performance-based PSUs under our LTIP. Vesting of the PSUs is based on three components: Adjusted Revenue, Adjusted EBITDA and Adjusted Net Income.

(2)	The amounts represent the range of possible payouts of the STI from $0 at threshold to $5,000,000 at maximum.
(3)	The amounts represent the range of possible payouts of the PSUs from 0% at threshold to 200% of target (maximum). The PSUs will not vest if the performance criteria are not met.
(4)	The amounts represent RSUs. One-third vests on each anniversary of the grant date over three years.
(5)

The amounts represent the aggregate grant date fair value of each award, calculated by multiplying the fair value on the grant date by the number RSUs and the target amount for the PSUs. The fair value of the RSUs and the PSUs is the closing price of the Company’s common stock on the grant date, which was $28.28.

2020 Proxy Statement  |  PRA Group    35

Executive Compensation

Outstanding Equity Awards at Fiscal-Year End

The following table provides information on our NEOs’ outstanding unvested equity awards as of December 31, 2019. No options were outstanding as of December 31, 2019.

Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares of Stock that Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares Units or Other Rights That Have Not Vested ($)(2)(3)
Kevin P. Stevenson	3/7/2017	7,298	$264,917	42,097	$1,528,121
	3/7/2018	14,890	$540,507	28,305	$1,027,472
	3/7/2019	44,200	$1,604,460	44,201	$1,604,496
Peter M. Graham	3/7/2017	1,659	$60,222	9,567	$347,282
	1/1/2018	13,554	$492,010
	3/7/2018	3,384	$122,839	6,433	$233,518
	3/7/2019	15,912	$577,606	15,912	$577,606
Christopher B. Graves	3/7/2017	1,659	$60,222	9,567	$347,282
	1/1/2018	13,554	$492,010
	3/7/2018	3,384	$122,839	6,433	$233,518
	3/7/2019	12,376	$449,249	12,376	$449,249
Steven C. Roberts	3/7/2017	1,328	$48,206	7,654	$277,840
	1/1/2018	12,048	$437,342
	3/7/2018	2,707	$98,264	5,145	$186,764
	6/15/2018	804	$29,185
	3/7/2019	14,144	$513,427	14,144	$513,427
Martin Sjölund	3/7/2017	746	$27,080	4,304	$156,235
	3/7/2018	1,523	$55,285	2,894	$105,052
	6/15/2018	402	$14,593
	12/15/2018	15,236	$553,067
	3/7/2019	8,840	$320,892	8,840	$320,892

(1)

The shares granted vest either (a) ratably over a stated period, beginning on the first anniversary of the award date, (b) 100% on the third anniversary of the award date or (c) pursuant to the terms of the respective LTIP, based on the achievement of stated performance goals. (See pages 29-30 for a description of the LTIP).

(2)	The amounts represent the fair market value using $36.30, closing price of the Company’s common stock on December 31, 2019.
(3)

The performance component of the LTIP awards will not vest or be awarded if the Company does not achieve its minimum threshold performance targets, as described more fully on pages 29-30. If such targets are met, the number of shares to be received by each NEO will be determined based on actual performance.

36    PRA Group  |   2020 Proxy Statement

Executive Compensation

Option Exercises and Stock Vested

The following table provides information concerning the shares acquired on vesting during 2019 on an aggregated basis for each of our NEOs, and includes the value realized upon vesting. No stock options were exercised in 2019.

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Kevin P. Stevenson	21,562	$619,912
Peter M. Graham	6,682	$204,637
Steven C. Roberts	5,994	$172,633
Christopher B. Graves	6,855	$196,887
Martin Sjölund	3,094	$89,074

(1)  The amounts represent the aggregate dollar amount realized upon vesting, computed by multiplying the number of shares of stock by the closing market price of the Company’s common stock on the day prior to the vesting date.

The following table provides detailed vesting information of the value realized upon vesting of stock awards:

Name	Vesting Date	Number of Shares (#)(1)	Closing Market ($)(2)	Value Realized on Vesting ($)
Kevin P. Stevenson	1/15/2019	3,836	$28.52	$109,403
	3/7/2019	17,726	$28.80	$510,509
Peter M. Graham	3/7/2019	3,350	$28.80	$96,480
	8/15/2019	3,332	$32.46	$108,157
Steven C. Roberts	1/15/2019	1,458	$28.52	$41,582
	3/07/2019	4,134	$28.80	$119,059
	6/15/2019	402	$29.83	$11,992
Christopher B. Graves	1/15/2019	1,919	$28.52	$54,730
	3/7/2019	4,936	$28.80	$142,157
Martin Sjölund	1/15/2019	861	$28.52	$24,556
	3/7/2019	2,032	$28.80	$58,522
	6/15/2019	201	$29.83	$5,996

(1)  Final payment of PSUs earned under the 2017 LTIP for the 3-year period ended December 31, 2019 was determined on March 1, 2020 after the Compensation Committee certified the Company’s financial results and are not included in this table.

(2)  Closing market price of the Company’s common stock to calculate value of shares at vesting is the day prior to the vesting date.

2020 Proxy Statement  |  PRA Group    37

Executive Compensation

Post-Employment Compensation Arrangements

Each NEO has an employment agreement that provides for the payment of specified severance benefits upon termination of employment under some or all of the following circumstances:

•	death;

•	disability;

•	termination for reasons other than cause;

•	constructive termination;

•	change in control “double trigger” termination; and

•	nonrenewal of an employment agreement.

Depending on the circumstances of the termination, these severance benefits may include cash payments equal to a specified multiple of salary and bonus (using a three-year average), pro-rata bonuses, accelerated vesting of equity incentive awards and subsidized COBRA benefits for 18 months.

The Estimated Post-Employment Payments and Benefits Table that follows this narrative summarizes such severance payments and benefits. In the case of a termination for cause, no severance payments will be made. Severance payments are conditioned on the executive’s execution of a full release of all claims against the Company. While their employment agreements provide our NEOs with certain benefits upon their involuntary termination (not for cause), the agreements also provide protections for the Company in the form of non-competition, non-solicitation, and confidentiality restrictive covenants. None of our NEOs are provided with any type of golden parachute or excise tax reimbursement or gross-up.

38    PRA Group  |   2020 Proxy Statement

Executive Compensation

The amounts in the following table were calculated based upon employment agreements in effect as of December 31, 2019 and an assumed termination date of December 31, 2019. The amounts reported in the following table are hypothetical. Actual payments will depend on the circumstances and timing of any termination of employment. Because the assumed termination date is December 31, 2019, we have used the full year target non-equity incentive plan awards.

Name	Type of Payment or Benefit	Involuntary Termination without Cause/Constructive Termination, not during a Change in Control Protection Period(1)	Involuntary Termination without Cause/Constructive Termination during a Change in Control Protection Period(1)(2)	Disability	Death

Kevin P. Stevenson	Severance Payment – Salary	$1,800,000	$1,800,000	$0	$0
	Severance Payment – Non-Equity Incentive Award	$1,710,000	$1,710,000	$0	$0
	Pro-Rata Bonus(3)	$900,000	$900,000	$900,000	$900,000
	Equity(4)	$0	$6,569,973	$6,569,973	$6,569,973
	Benefits	$26,849	$26,849	$0	$0
	Total	$4,436,849	$11,006,822	$7,469,973	$7,469,973

Peter M. Graham	Severance Payment –Salary	$463,000	$463,000	$0	$0
	Severance Payment – Non-Equity Incentive Award	$486,500	$486,500	$0	$0
	Pro-Rata Bonus(3)	$463,000	$463,000	$463,000	$463,000
	Equity(4)	$0	$2,411,082	$2,411,082	$2,411,082
	Benefits	$26,849	$26,849	$0	$0
	Total	$1,439,349	$3,850,431	$2,874,082	$2,874,082

Steven C. Roberts	Severance Payment – Salary	$463,000	$463,000	$0	$0
	Severance Payment – Non-Equity Incentive Award	$449,867	$449,867	$0	$0
	Pro-Rata Bonus(3)	$463,000	$463,000	$463,000	$463,000
	Equity(4)	$0	$2,104,456	$2,104,456	$2,104,456
	Benefits	$26,849	$26,849	$0	$0
	Total	$1,402,716	$3,507,172	$2,567,456	$2,567,456

Christopher B. Graves	Severance Payment – Salary	$926,000	$926,000	$0	$0
	Severance Payment – Non-Equity Incentive Award	$912,100	$912,100	$0	$0
	Pro-Rata Bonus(3)	$463,000	$463,000	$463,000	$463,000
	Equity(4)	$0	$2,154,369	$2,154,369	$2,154,369
	Benefits	$26,849	$26,849	$0	$0
	Total	$2,327,949	$4,482,318	$2,617,369	$2,617,369

Martin Sjölund(5)	Severance Payment – Salary	$203,708	$203,708	$0	$0
	Severance Payment – Non-Equity Incentive Award	$0	$0	$0	$0
	Pro-Rata Bonus	$0	$0	$0	$0
	Equity(4)	$0	$1,553,096	$1,553,096	$1,553,096
	Benefits	$0	$0	$0	$0
	Total	$203,708	$1,756,804	$1,553,096	$1,553,096

(1)

For Messrs. Stevenson and Graves, severance for termination without Cause/Constructive Termination, as set forth in their employment agreements, provides two years’ salary, two times the employee’s three-year average annual non-equity incentive award, and subsidized COBRA reimbursements for 18 months. Pursuant to the terms of Messrs. Graham’s and Robert’s employment agreements, severance for termination without Cause/Constructive Termination, provides one-year salary and the employee’s three-year average annual non-equity incentive award, and subsidized COBRA reimbursements for 18 months. For Mr. Sjölund, severance for termination without Cause/Constructive Termination, as set forth in his employment agreement, provides payment of base salary for all or part of the notice period. Pursuant to the terms of Mr. Sjölund’s employment agreement, Mr. Sjölund’s notice period is six months.

(2)

NEOs receive severance payments and vesting of equity grants accelerate in the case of a change in control and an involuntary termination without Cause or Constructive Termination within the periods that are six months before and 24 months after the change in control.

(3)

Pro-rata bonus (based upon actual Company performance and the days of employment in the calendar year of termination) other than for (a) voluntary termination by NEO, (b) termination due to disability, as set forth in the employment agreements, (c) death, or (d) nonrenewal, as set forth in the employment agreements. Pro-rata bonus has been estimated at the full-year target amount.

(4)

Equity values represent immediate vesting of all unvested equity grants upon involuntary termination without Cause/Constructive Termination in connection with a change in control, death and disability and are based on the closing price of the Company’s common stock ($36.30) on December 31, 2019 of all unvested equity grants as of December 31, 2019.

(5)	Mr. Sjölund’s compensation was converted to U.S. dollars from British pounds using a December 31, 2019 conversion rate of £1.00 = $1.3185.

2020 Proxy Statement  |  PRA Group    39

Executive Compensation

Employment Agreements

The Company has entered into employment agreements with each NEO that set forth the compensation, benefits, term of employment and other terms and conditions of each NEO’s employment (“Employment Agreements”). The Employment Agreements superseded prior employment agreements.

The Employment Agreements provide for the following:

•

A three-year term that commenced on January 1, 2018 and expires on December 31, 2020 with the exception of (i) our CEO’s Employment Agreement, which has a term of June 2017 to December 31, 2020 and (ii) Mr. Sjölund’s Employment Agreement, which is a perpetual Agreement until terminated by the Company or Mr. Sjölund by written notice;

•	A minimum salary, which may, but is not required to, be adjusted upwards during the term of the agreement;

•

Eligibility for an annual bonus, as set forth in the Company’s annual bonus plan, which will be reviewed annually to determine target participation level and to establish goals and subsequent payout levels. Adjustments can be made to the target participation levels to reflect changes in roles or modifications to pay mix, and target opportunity during the term;

•	Eligibility for equity awards;

•

Specified severance payments upon the NEO’s involuntary termination of employment without cause or as a result of constructive termination, death or disability as described above in the section titled “Post-Employment Compensation Arrangements” (page 38); and

•

Recovery by the Company of any compensation paid pursuant to their Employment Agreement in accordance with current or future clawback policies instituted by the Company to comply with rules promulgated, if any, pursuant to any law, government regulation or stock exchange listing requirement.

CEO Pay Ratio

We are providing the following information on the relationship between the annual total compensation of our median employee and the annual total compensation of our CEO:

For 2019, our last completed fiscal year:

•	the annual total compensation of our median employee was $36,705;

•	the annual total compensation of our CEO was $4,716,180; and

•	we estimate that the ratio of the annual total compensation of our CEO to our median employee was 128 to 1.

Our 2019 median employee, in accordance with SEC rules, was our median employee selected for 2018. In 2018, in accordance with SEC rules, we selected a median employee who had compensation that was similar to our 2017 median employee because our 2017 median employee was subsequently promoted, and as a result, that employee’s compensation changed. We believe there has been no change in our employee compensation arrangements or employee population that would result in a significant change to our pay ratio disclosure for 2019, thus we did not re-identify a median employee for 2019.

Based on our payroll and employment records, we identified the median employee from an employee population of 4,439 individuals on September 30, 2017. Our employee population included all US-based and internationally-based employees as of September 30, 2017. We included the following pay elements in the total compensation for each employee:

•	salary received,

•	overtime pay received, and

•	incentive compensation payments received.

We identified our median employee for 2017 by: (1) calculating the total compensation using the pay elements described above for each of our employees and (2) ranking the total compensation of all employees (other than our CEO) from lowest to highest.

We calculated the annual total compensation for our 2019 median employee using the same methodology used to calculate our CEO’s annual total compensation for 2019 as reported in the Summary Compensation Table in this Proxy Statement.

40    PRA Group  |   2020 Proxy Statement

Executive Compensation

Securities Authorized for Issuance Under Equity Compensation Plans

The table below reflects the number of shares as of December 31, 2019 subject to outstanding awards and the amount available for future issuance under our Equity Plan. All stock awards, including LTIP shares, are in the form of grants of RSUs. One RSU converts into one share of Company stock upon vesting.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity compensation plans approved by stockholders	1,426,383	$ 0	3,980,723
Equity compensation plans not approved by stockholders	None	N/A	None
Total	1,426,383	$ 0	3,980,723

2020 Proxy Statement  |  PRA Group    41

Security Ownership

Security Ownership of Certain Beneficial Owners and Management

Except as otherwise noted, the following table sets forth the number of shares of our common stock beneficially owned as of March 31, 2020 by:

•	each of our directors,

•	each of our NEOs,

•	all current directors and executive officers as a group, and

•	each person known by us to own beneficially more than 5% of our common stock.

Each individual owns directly such shares of common stock and has sole investment and sole voting power unless otherwise noted. The table includes shares of common stock underlying RSUs that will vest within 60 days of March 31, 2020.

Name	Number of Shares Beneficially Owned		Percentage of Class
Vikram A. Atal	11,918		*
Danielle M. Brown	1,933		*
Marjorie M. Connelly	6,153		*
John H. Fain	30,461		*
Steven D. Fredrickson	291,910		*
Peter M. Graham	15,185		*
Christopher B. Graves	38,353		*
Penelope W. Kyle	39,295		*
James A. Nussle	16,283		*
Geir L. Olsen	58,126	(1)	*
Steven C. Roberts	19,099		*
Martin Sjölund	12,102		*
Kevin P. Stevenson	234,902		*
Scott M. Tabakin	44,960		*
Lance L. Weaver	11,382		*
All directors and executive officers as a group (17 persons)	841,969		1.83%

BlackRock, Inc.
55 East 52nd Street
New York, NY 10055	6,909,107	(2)	15.2%

The Vanguard Group
100 Vanguard Blvd.
Malvern, PA 19355	4,650,119	(3)	10.2%

Dimensional Fund Advisors LP
Building One
6300 Bee Cave Road
Austin, TX 78746	3,114,192	(4)	6.9%

Turtle Creek Asset Management Inc.
40 King Street West, Suite 5100
Toronto, Ontario M5H 3Y2 Canada	2,984,570	(5)	6.6%

Wellington Management Group LLP
280 Congress Street
Boston, MA 02210	2,783,565	(6)	6.1%

T. Rowe Price Associates, Inc.
100 E. Pratt Street.
Baltimore, MD 21202	2,767,454	(7)	6.1%

42    PRA Group  |   2020 Proxy Statement

Security Ownership

* Represents less than 1% of the Company’s outstanding common stock.

(1)	Includes 25,000 shares held by Andenes Investments SL, a private investment company owned 100% by Mr. Olsen.
(2)

Based solely on information disclosed in a Schedule 13G/A filed with the SEC on February 10, 2020, BlackRock, Inc. is the beneficial owner of 6,609,107 shares of the Company’s common stock with sole power to vote or direct the vote of 6,796,677 shares and sole power to dispose or to direct the disposition of these 6,909,107 shares.

(3)

Based solely on information disclosed in a Schedule 13G/A filed with the SEC on February 12, 2020, The Vanguard Group is the beneficial owner of 4,650,119 shares of the Company’s common stock with sole power to vote or direct the vote of 44,212 shares, shared power to vote or direct the vote of 6,792 shares, sole power to dispose or to direct the disposition of 4,605,370 shares, and shared power to dispose or direct the disposition of 44,749 shares.

(4)

Based solely on information disclosed in a Schedule 13G/A filed with the SEC on February 12, 2020, Dimensional Fund Advisors LP is the beneficial owner of 3,114,192 shares of the Company’s common stock with sole power to vote or direct the vote of 3,005,765 shares and sole power to dispose or to direct the disposition of 3,114,192 shares. In its role as an investment advisor, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting or investment power over securities of the Company that are owned by certain other commingled funds, group trusts and separate investment companies (collectively, “Funds”). However, all securities reported are owned by the Funds, and Dimensional disclaims beneficial ownership of such securities.

(5)

Based solely on information disclosed in a Schedule 13G/A filed with the SEC on February 14, 2020, Turtle Creek Asset Management Inc. is the beneficial owner of 2,984,570 shares of the Company’s common stock for which it possesses sole power to vote or direct the vote and sole power to dispose or direct the disposition of such shares.

(6)

Based solely on information disclosed in a Schedule 13G filed with the SEC on January 28, 2020 by Wellington Management Group LLP (“WMG”), Wellington Group Holdings LLP (“WGH”), Wellington Investment Advisors Holdings LLP (“WIAH”) and Wellington Management Company LLP (“WMC”) , WGH, WIAH and WMC and certain investment advisers are subsidiaries of WMG. Each of WMG, WGH and WIAH has shared power to vote or direct the vote of 2,476,121 shares and shared power to dispose or direct the disposition of 2,783,565 shares. WMC has shared power to vote or direct the vote of 2,447,669 shares and shared power to dispose or direct the disposition of 2,586,617 shares.

(7)

Based solely on information disclosed in a Schedule 13G/A filed with the SEC on February 14, 2020, T. Rowe Price Associates, Inc. is the beneficial owner of 2,767,454 shares of the Company’s common stock with sole power to vote or direct the vote of 521,214 shares and sole power to dispose or to direct the disposition of 2,767,454 shares.

2020 Proxy Statement  |  PRA Group    43

Voting Instructions and Other Information

Shares of our common stock may be held directly in your own name (in which case you are considered the “record holder”) or may be held beneficially through a broker, bank or other nominee in street name. Summarized below are some distinctions between shares held of record and those owned beneficially.

Record Holder – If your shares are registered directly in your name with Continental Stock Transfer & Trust, our transfer agent, you are considered the stockholder of record with respect to those shares, and we are providing proxy materials directly to you. As the record holder, you have the right to vote during the Annual Meeting or to grant your voting proxy to the persons designated by us or a person you select.

Beneficial Owner – If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares held in street name, and you have been provided proxy materials from your broker, bank or other nominee who is considered the record holder with respect to the shares. As the beneficial owner, you have the right to direct the broker, bank or other nominee on how to vote your shares and are also invited to attend the Annual Meeting. Your broker, bank or other nominee is obligated to provide you with a voting instruction card for you to use. However, since you are not the record holder, you may not vote these shares during the Annual Meeting unless you provide a legal proxy, executed in your favor, from the record holder during registration for the Annual Meeting.

For instructions on voting your shares during the Annual Meeting, see “Instruction for the Virtual Annual Meeting” on page 2 this Proxy Statement

Internet Availability of Proxy Materials and Annual Report

The Company is making available its proxy materials and its Annual Report on Form 10-K for the year ended December 31, 2019 on the internet. Instructions on how to access and review these materials on the internet can be found on your proxy card. Stockholders may also view proxy materials and the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 at the Company’s website at www.pragroup.com. In addition, stockholders may request proxy materials be sent in printed form by mail or electronically by email on an ongoing basis.

How to Vote

If you are a record holder, we encourage you to vote before the Annual Meeting using one of the convenient options described below:

Internet

You may vote through the internet by going to www.AALvote.com/PRAA and following the instructions. You will need to have your proxy card available when voting through the internet. If you want to vote through the internet, you must do so before 11:59 p.m., Eastern Time, on June 10, 2020. If you vote through the internet, you do not need to return a proxy card.

Phone

You may vote by calling (866) 804-9616. You will need to have your proxy card available when voting by telephone. If you want to vote by telephone, you must do so before 11:59 p.m., Eastern Daylight Time, on June 10, 2020. If you vote by telephone, you do not need to return a proxy card.

Mail	You may vote by mail by signing and dating your proxy card and mailing it in the attached postage-prepaid envelope.

If you are a beneficial owner, we encourage you to vote before the Annual Meeting by following the instructions provided to you by your broker, bank or other nominee.

Revoking Your Proxy

If you are a record holder, you may change your vote or revoke your proxy at any time before it is voted at the Annual Meeting by providing a later dated proxy or voting during the webcast of the Annual Meeting.

If you are a beneficial owner, you must have a legal proxy from your bank, broker or other nominee to vote during the Annual Meeting and should refer to the instructions provided by your broker, bank or other nominee on how to revoke your voting instructions. If you are a record holder and require assistance in changing or revoking your proxy, please contact the Corporate Secretary at 120 Corporate Boulevard, Norfolk, Virginia 23502 or by email at corporatesecretary@pragroup.com. If you are a beneficial owner and require assistance in changing or revoking your voting instruction form, contact the institution that holds your shares.

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Voting Instructions and Other Information

Inspector of Elections

Alliance Advisors, LLC (“Alliance”) has been appointed by our Board to act as the inspector of election for the Annual Meeting. The inspector of election will tabulate the votes cast by proxy or during the webcast of the Annual Meeting and will determine whether a quorum is present. If a quorum is not present, the Annual Meeting will likely be adjourned or postponed in order to solicit additional proxies.

Cost of Proxy Solicitation

The Company will bear the entire cost of proxy solicitation and has engaged Alliance to assist in the solicitation of proxies. Alliance will receive a fee of approximately $12,550 plus reasonable out-of-pocket expenses for this work. We will also reimburse banks, brokers or other custodians, nominees and fiduciaries for their expenses in forwarding the proxy materials to beneficial owners and seeking voting instructions. In addition, proxies may be solicited by directors, officers and other employees of the Company who will not receive any additional compensation for such solicitation.

Broker Non-Votes

Brokers, banks or other nominees holding shares in street name for customers who are beneficial owners of such shares are prohibited from voting such customers’ shares on non-routine matters in the absence of specific instructions from such customers. If you do not provide your voting instructions on a non-routine matter, your shares will not be voted on that matter, which is referred to as a “broker non-vote.” Therefore, if your shares are held in street name, it is critical that you provide specific instructions to your broker, bank or other nominee if you want your vote to count.

The ratification of the appointment of KPMG as the Company’s independent registered public accounting firm (Proposal 4) is considered a routine matter. Therefore, the entity that holds your shares may vote on this matter without instructions from you.

On the other hand, all other matters including the Declassification Proposal (Proposal 1), the election of directors (Proposal 2), the Nomination Process Proposal (Proposal 3) and the approval on a non-binding, advisory basis of the compensation of our NEO’s (Proposal 5) are considered non-routine matters. As a result, if you do not provide specific instructions, the entity that holds your shares will not have the authority to vote those shares.

If you received more than one proxy card, you may hold shares in more than one account. To ensure all of your shares are voted, you must sign and return each card you receive. Alternatively, if you vote online via the internet or by telephone, you will need to vote once for each proxy card you receive.

Stockholder Proposals

To be considered for inclusion in the Company’s proxy materials for the 2021 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Exchange Act, stockholders must submit their proposals so that they are received by our Corporate Secretary at PRA Group, Inc., 120 Corporate Boulevard, Norfolk, Virginia 23502, no later than the close of business on December 30, 2020.

The Company’s By-Laws and Certificate of Incorporation include advance notice provisions for director nominations and stockholder proposals to be considered at a stockholder meeting but are not submitted for inclusion in the Company’s proxy materials. These advance notice provisions require any stockholder of record entitled to vote at an annual meeting of stockholders who intends to make a nomination for director or make any other proposal to notify the Corporate Secretary in writing not less than 60 days and not more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. As a result, any notice given by or on behalf of a stockholder pursuant to our advance notice provisions must be received no earlier than March 13, 2021 and no later than April 12, 2021. The notice must meet other requirements contained in the Company’s By-Laws and Certificate of Incorporation, copies of which are available on the Investor Relations page on the Company’s website at www.pragroup.com. Copies of such documents can also be obtained, at no cost, from the Corporate Secretary at the address set forth herein, or from the SEC.

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Voting Instructions and Other Information

Annual Report on Form 10-K

This Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 are being mailed to record holders and are available on the Investor Relations page of our website at www.pragroup.com. To request printed versions of these materials, you may contact our Investor Relations department at the following address:

PRA Group, Inc.

Attn: Investor Relations

150 Corporate Boulevard

Norfolk, VA 23502

The Company’s Annual Report on Form 10-K and other filings made by the Company with the SEC may also be obtained from the SEC’s EDGAR database at www.sec.gov.

Other Matters to be Presented

We are not aware of any matters to be presented at the meeting other than those described in this Proxy Statement. If any matters not described in this Proxy Statement are properly presented at the meeting, the proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned or postponed, the proxies can vote your shares at the adjournment or postponement as well.

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Annex A

~~FOURTH~~FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

PRA GROUP, INC.

~~__________________________~~

~~PRA Group, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:~~

~~1.    The name of the corporation is PRA Group, Inc. (the “Corporation”). The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on August 7, 2002.~~

~~2.    Pursuant to Sections 241 and 245 of the General Corporation Law of the State of Delaware, the Corporation filed an Amended and Restated Certificate of Incorporation on October 29, 2002, restating and amending the provisions of the Corporation’s Certificate of Incorporation, in all respects.~~

~~3.    Pursuant to Section 242 of the General Corporation Law of the State of Delaware, the Corporation filed a Certificate of Amendment of Certificate of Incorporation on June 24, 2011, amending the provisions of the Amended and Restated Certificate of Incorporation, to increase its authorized capital stock.~~

~~4.    Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, the Corporation filed the Second Amended and Restated Certificate of Incorporation on July 29, 2011, restating and amending the provisions of the Corporation’s Certificate of Incorporation, in all respects.~~

~~5.    Pursuant to Sections 242 of the General Corporation Law of the State of Delaware, the Corporation filed a Certificate of Amendment of Certificate of Incorporation on May 30, 2014, amending the provisions of the Second Amended and Restated Certificate of Incorporation, to increase its authorized capital stock.~~

~~6.    Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, the Corporation filed the Third Amended and Restated Certificate of Incorporation on June 3, 2014, restating and amending the provisions of the Corporation’s Certificate of Incorporation, in all respects.~~

~~7.    Pursuant to Sections 242 of the General Corporation Law of the State of Delaware, the Corporation filed a Certificate of Amendment of Certificate of Incorporation on October 23, 2014, amending the provisions of the Third Amended and Restated Certificate of Incorporation, to change the name of the Corporation from “Portfolio Recovery Associates, Inc.” to “PRA Group, Inc.”~~

~~The text of the Third Amended and Restated Certificate of Incorporation is hereby restated and further amended to read in its entirety as follows:~~

FIRST: The name of the Corporation is PRA Group, Inc. (the “Corporation”).

SECOND: The registered office of the Corporation is located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, State of Delaware, 19808. The name of its registered agent at that address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

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Annex A

FOURTH: The total number of shares of all classes of stock which the Corporation shall be authorized to issue is 102,000,000 of which 100,000,000 shall be designated as common stock with a par value of $0.01 per share and 2,000,000 shall be designated as Preferred Stock with a par value of $0.01 per share.

(a)    Common Stock. The powers, preferences and relative participating, optional or other rights, and the qualifications, limitations and restrictions in respect to the Common Stock are as follows:

Subject to the prior or equal rights of any holders of Preferred Stock, the holders of Common Stock shall be entitled (i) to receive dividends when and as declared by the Board of Directors out of any funds legally available therefor, (ii) in the event of any dissolution, liquidation or winding up of the Corporation, to receive the remaining assets of the Corporation, ratably according to the number of shares of Common Stock held, and (iii) to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders. No holder of Common Stock shall have any preemptive right to purchase or subscribe for any part of any issue of stock or of securities of the Corporation convertible into stock of any class whatsoever, whether now or hereafter authorized.

(b)    Preferred Stock. The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, with such voting powers, full or limited, or without voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the insurance thereof adopted by the Board of Directors, subject to the limitations prescribed by law and in accordance with the provisions hereof, including (but without limiting the generality thereof) the ability to (i) divide the Preferred Stock into any number of series, (ii) fix the designation and the number of shares of each such series, and (iii) determine or change the designation, relative rights, preferences, and limitations of any series of Preferred Stock. The Board of Directors (within the limits and restrictions of any resolutions adopted by it originally fixing the number of shares of any series of Preferred Stock) may increase or decrease the number of shares initially fixed for any series, but no such decrease shall reduce the number below the number of shares then outstanding and shares duly reserved for issuance.

FIFTH: (a) Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors, subject to any right of the holders of any class or series of Preferred Stock to elect additional directors, shall be fixed from time to time by the Board of Directors pursuant to the Amended and Restated By-Laws of the Corporation.

(b)    ~~Classification. Immediately subsequent to the date of this Certificate of Incorporation~~Election of Directors. Subject to the rights of the holders of any series of Preferred Stock:

(i)    directors elected at the Corporation’s 2020 annual meeting of stockholders shall be elected for a term expiring at the Corporation’s 2021 annual meeting of stockholders; and

(ii)    from and after the Corporation’s 2021 annual meeting of stockholders, the Board of Directors shall ~~be divided into three classes, as nearly equal in number as the then total number of directors constituting the whole board permits, with the term of office of one class expiring each year. At the next election of~~ not be classified, and all directors~~, the term of the directors of the first class shall expire and directors of the first class shall be elected to hold office for a term expiring at the next succeeding annual meeting. The term of the directors of the second class shall expire at the second election of directors after the date of this Certificate of Incorporation and directors of the second class shall be elected to hold office for a term expiring at the second succeeding annual meeting. The term of directors of the third class shall expire at the third election of directors after the date of Certificate of Incorporation and directors of the third class~~ shall be elected ~~to hold office for a term expiring at the third succeeding annual meeting. Subject to the foregoing,~~ at each annual meeting of stockholders~~, the successors to the class of directors whose term shall then expire shall be elected to hold office~~ for a term expiring at the ~~third~~ succeeding annual meeting ~~and each~~of stockholders.

Each director so elected shall hold office until ~~his~~such director’s successor ~~is~~shall have been duly elected and qualified, or until ~~his~~such director’s earlier resignation or removal.

~~If the number of directors is changed, any increase or decrease in the number of directors shall be apportioned among the three classes so as to make all classes as nearly equal in number as possible, and the board of directors shall decide which class shall contain an unequal number of directors. Notwithstanding the foregoing, whenever holders of any shares of Preferred Stock, or any series thereof, shall be entitled, voting separately as a class, to elect any directors, all directors so elected shall be allocated, each time they are so elected, to the class whose term expires at the next succeeding annual meeting of stockholders and the terms of all directors so elected by such holders shall expire at the next succeeding annual meeting of stockholders.~~

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Annex A

~~(c)    Nomination. From and subsequent to the effective date of the initial public offering of the shares of Common Stock by the Corporation and subject to the rights of the holders of any series of Preferred Stock, only persons who are nominated in accordance with the procedures set forth in this Article Fifth, clause (c) shall be eligible to serve as directors. Nominations of persons for election to the Board of Directors may be made at an annual meeting of stockholders (i) by or at the direction of the Board of Directors (in a manner meeting the requirements for independent director approval promulgated by the Nasdaq Stock Market) or (ii) by any stockholder of the Corporation who is a stockholder of record at the time of giving notice provided for in this Article Fifth, clause (c), who shall be entitled to vote for the election of directors at the meeting and who complies with the procedures set forth below. Any such nominations (other than those made by or at the direction of the Board of Directors) must be pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principle executive offices of the Corporation not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that the annual meeting with respect to which such notice is to be tendered is not held within 30 days before or after such anniversary date, notice by the stockholder to be timely must be received no later than the close of business on the 10th day following the day on which notice of the meeting or public disclosure thereof was given or made. Such stockholder’s notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including such person’s written consent to being named as a nominee and to serving as a director if elected); and (b) as to the stockholder giving the notice (i) the name and address, as they appear on the Corporation’s books, of such stockholder, (ii) the class and number of shares of stock of the Corporation which are beneficially owned by such stockholder and (iii) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with such nomination and any material interest of such stockholder in such nomination. At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director shall furnish to the Secretary of the Corporation that information required to be set forth in a stockholder’s notice of nomination which pertains to the nominee. If the Board of Directors shall determine, based on the facts, that a nomination was not made in accordance with the procedures set forth in this Article Fifth, clause (c), the Chairman of the Board of Directors or the person presiding at such meeting shall so declare to the meeting and the defective nomination shall be disregarded. In addition to the foregoing provisions of this Article Fifth, clause (c), a stockholder shall also comply with all applicable requirements of the Exchange Act, and the rules and regulations thereunder with respect to the matters set forth in this Article Fifth, clause (c).~~

~~(d)    Vacancies.~~ (c) Vacancies. Subject to the rights of the holders of any series of Preferred Stock, newly created directorships resulting from (i) an increase in the authorized number of directors elected by the holders of a majority of the outstanding shares of all classes of capital stock of the Corporation entitled to vote in the election of directors, considered for this purpose as one class, (ii) death, (iii) resignation, (iv) retirement, (v) disqualification, (vi) removal from office or (vii) any other causes, may be filled by a majority vote of the remaining directors then in office, although less than a quorum, or by the sole remaining director, and each director so chosen shall hold office for a term expiring at the succeeding annual meeting of stockholders ~~at which the term of the class to which he or she has been elected expires~~ and until such director’s successor shall have been duly elected and qualified~~.~~, or until such director’s earlier resignation or removal. No decrease in authorized number of directors shall shorten the term of any incumbent director.

(~~e~~d)    Removal. A director may be removed ~~only for~~with or without cause, by the holders of a majority of the outstanding shares of all classes of capital stock of the Corporation entitled to vote in the election of directors, considered for this purpose as one class.

SIXTH: Stockholder Action. From and subsequent to the effective date of the initial public offering of shares of Common Stock by the Corporation and subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by stockholders pursuant to this Certificate of Incorporation or under applicable law may be effected only at a duly called annual or special meeting of stockholders and with a vote thereat, and may not be effected by consent in writing. Except as otherwise required by law and subject to the rights of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called by the Board of Directors pursuant to a resolution approved by a majority of the members of the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer, the President or the written request of 30% of the stockholders of the Corporation.

SEVENTH: Powers of the Directors. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

(~~i~~a)    to adopt, amend or repeal the By-Laws of the Corporation in such a manner and subject to such limitations, if any, as shall be set forth in the Amended and Restated By-Laws;

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Annex A

(~~ii~~b)    to allot and authorize the issuance of the authorized but unissued shares of the Corporation, including the declaration of dividends payable in shares of any class to stockholders of any class; and

(~~iii~~c)    to exercise all of the powers of the Corporation, insofar as the same may lawfully be vested by this certificate in the Board of Directors.

EIGHTH: Directors’ Liability. No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director; provided, however, that to the extent required by the provisions of Section 102(b)(7) of the General Corporation Law of the State of Delaware or any successor statute, or any other laws of the State of Delaware, this provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, (iv) for any transaction from which the director derived an improper personal benefit, or (v) for any act or omission occurring prior to the date when this Article Eighth becomes effective. If the General Corporation Law of the State of Delaware hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended General Corporation Law of the State of Delaware. Any repeal of modification of this Article Eighth by the stockholders of the Corporation shall be prospective only~~,~~ and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing as of the time of such repeal or modification.

NINTH: (a) Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director, officer or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, or agent or alleged action in any other capacity while serving as a director, officer, employee or agent, shall be indemnified by the Corporation to the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorney’s fees, judgments, fines, excise tax or penalties pursuant to the Employee Retirement Income Security Act of 1974 and amounts paid or to be paid in settlement) reasonably incurred by such person in connection with such proceeding, and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding initiated by him or her only if such proceeding was authorized by the Board of Directors, either generally or in the specific instance. The right to indemnification shall include the advancement of expenses incurred in defending any such proceeding in advance of its final disposition in accordance with procedures established from time to time by the Board of Directors; provided, however, that if the General Corporation Law of the State of Delaware so requires, the director, officer or employee shall deliver to the Corporation an undertaking to repay all amounts so advanced if it shall ultimately be determined that he or she is not entitled to be indemnified under this Article Ninth or otherwise.

(b)    Nonexclusivity. The rights of indemnification provided in this Article Ninth shall be in addition to any rights to which any person may otherwise be entitled by law or under any By-Law, agreement, vote of stockholders or disinterested directors, or otherwise. Such rights shall continue as to any person who has ceased to be a director, officer or employee and shall inure to the benefit of his or her heirs, executors and administrators, and shall be applied to proceedings commenced after the adoption hereof, whether arising from acts or omissions occurring before or after the adoption hereof.

(c)    Insurance. The Corporation may purchase and maintain insurance to protect any persons against any liability or expense asserted or incurred by such person in connection with any proceeding, whether or not the Corporation would have the power to indemnify such person against such liability or expense by law or under the Article Ninth or otherwise. The Corporation may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to insure the payment of such sums as may become necessary to effect indemnification as provided herein.

TENTH: The Board of Directors shall have the power to make, amend or repeal the By-Laws of the Corporation. Any By-Laws made by the Board of Directors under the powers conferred hereby may be amended or repealed by the Board of Directors or by the stockholders of the Corporation.

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PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. Proxy Card Virtual Meeting www.viewproxy.com/PRAGroup/2020/VM This proxy is solicited by the Board of Directors of PRA Group, Inc. for use at the Annual Meeting of Stockholders being held on June 11, 2020 (the “Annual Meeting”). By signing this proxy, you hereby revoke all prior proxies and appoint Christopher D. Lagow and LaTisha O. Tarrant, each of them, separately, true and lawful attorneys, with the powers you would possess if personally present, and with full power of substitution, and you hereby authorize them to represent and to vote all shares that you are entitled to vote at the Annual Meeting to be held virtually at 9:30 a.m. Eastern Time on June 11, 2020 and at any adjournment or postponement thereof, on the proposals on the reverse side. Receipt of the Notice of the Annual Meeting of Stockholders and Proxy Statement is hereby acknowledged. You are encouraged to specify your choices by marking the appropriate boxes ON THE REVERSE SIDE. Your shares cannot be voted unless you sign, date and return this card, or vote your shares by using any of the means described on the reverse side. If this proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast “FOR” each of the nominees for Director and “FOR” proposals 1, 3, 4 and 5 at the Annual Meeting and any adjournment or postponement thereof. The proxies are authorized to vote in their discretion with respect to such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof. As of April 29, 2020 (the approximate date of this mailing), PRA Group, Inc. does not know of any such other matters to be presented at the Annual Meeting. (CONTINUED AND TO BE SIGNED ON REVERSE SIDE) All stockholders who wish to attend the Virtual Meeting must register by June 8, 2020 at 11:59 p.m. Eastern Time at: www.viewproxy.com/PRAGroup/2020 Important Notice Regarding the Availability of Proxy Materials for the PRA Group, Inc. Annual Meeting of Stockholders to be held June 11, 2020. Our Proxy Statement and our 2019 Annual Report to Stockholders are available at: www.viewproxy.com/PRAGroup/2020

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. PROXY VOTING INSTRUCTIONS Please have your 11 digit control number ready when voting by internet or telephone Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signing for a corporation or partnership, authorized person should sign full corporation or partnership name and indicate capacity in which they sign. Date: Signature (Title(s), if applicable) Signature (if held jointly) 3. Amendment of the Company’s Certificate of Incorporation to remove provisions related to the director nomination process. FOR AGAINST ABSTAIN 4. Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2020. FOR AGAINST ABSTAIN 5. Approval, on a non-binding advisory basis, of the compensation of our named executive officers. FOR AGAINST ABSTAIN 6. Transact such other business as may properly come before the meeting or any adjournments or postponements thereof. The Board of Directors recommends a vote FOR the election of each director nominee listed below and FOR proposals 1, 3, 4 and 5. I plan to participate in the Annual Meeting VIRTUAL CONTROL NUMBER INTERNET Vote your proxy on the internet: Go to www.AALvote.com/PRAA Have your proxy card available when you access the above website. Follow the prompts to vote your shares. TELEPHONE Vote your proxy by phone: Call 1 (866) 804-9616 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. MAIL Vote your proxy by mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided. 1. Amendment of the Company’s Certificate of Incorporation to declassify the Board of Directors. FOR AGAINST ABSTAIN 2. Election of Directors Nominees for the Board of Directors are: (01) Danielle M. Brown (03) James A. Nussle (02) Marjorie M. Connelly (04) Scott M. Tabakin INSTRUCTION: To withhold authority to vote for any individual nominee, mark “FOR All Except” and write that nominee’s name in the space provided below. FOR ALL WITHHOLD ALL FOR ALL EXCEPT Please mark your votes in blue or black ink like this x VIRTUAL CONTROL NUMBER